Exhibit 10.2

Management, Operations

and

Maintenance Agreement

NEWPAGE PORT HAWKESBURY CORP.

– and –

NOVA SCOTIA POWER INC.

April 1, 2010

TABLE OF CONTENTS

1.0 DEFINITIONS AND INTERPRETATION		2

1.1	Definitions	2

1.2	Interpretation	16

1.3	Conflicting Provisions	17

2.0 TERM AND TERMINATION OF THE AGREEMENT		17

2.1	No Fault Termination	17

2.2	Term	18

2.3	Termination by Owner	18

2.4	Termination by Operator	18

2.5	Effect of Termination Notice	19

2.6	Termination Rights	19

3.0 APPOINTMENT		20

3.1	Appointment	20

3.2	Acknowledgements	20

3.3	General Obligations of Operator	20

4.0 TRANSITION PHASE SERVICES		20

4.1	Overview	20

4.2	Transition Phase Plan	21

4.3	Amending the Transition Phase Plan	21

4.4	Operating Manuals and Agreed Procedures	21

4.5	Expenses and Consideration	22

4.6	Performance Deposit	22

5.0 OPERATION PHASE SERVICES		23

5.1	Overview	23

5.2	Annual Operating Plan	23

( ii )

5.3	Review and Approval	24

5.4	Amending the Annual Operating Plan	25

5.5	Updating Procedures	25

5.6	Payment	25

6.0 SHARED SERVICES		26

6.1	Overview	26

6.2	Common Systems	26

6.3	Payment	26

6.4	Notice of Rights	26

7.0 STEAM, CONDENSATE AND SHARED SERVICES		26

7.1	Overview	26

7.2	Construction	26

7.3	Operation and Maintenance	27

7.4	Benchmark	27

7.5	Risk of Steam, Condensate and Compressed Air	27

7.6	Effect of Use of Steam	27

8.0 DISENGAGEMENT SERVICES		27

8.1	Overview	27

8.2	Operation Phase Services	28

8.3	First Disengagement Plan	28

8.4	Contents of Disengagement Plan	28

8.5	Amending the Disengagement Plan	29

8.6	Notice	30

8.7	Term of Disengagement Phase	30

8.8	Payment	30

8.9	Steam, Fuel and Shared Services Agreement	30

8.10	Right to Assignment	30

( iii )

8.11	Right to Make Offers	30

9.0 GENERAL OPERATOR OBLIGATIONS		31

9.1	Public Relations	31

9.2	Labour Negotiations	31

9.3	No Liens	31

9.4	Access	31

9.5	Contingency Plan	31

9.6	Procurement	32

9.7	Title to Assets	32

9.8	Documentation	32

9.9	Modifications to the Facilities	32

9.10	Governmental Approvals	33

9.11	Construction of the Utility Plant	33

9.12	Operation of Facility	33

10.0 ORGANIZATION		33

10.1	Organization	33

10.2	Plant Manager, Supervisory Staff and Personnel	33

10.3	Removal and Replacement	34

10.4	Owner Personnel	34

11.0 JOINT OPERATING COMMITTEE		34

11.1	Appointment	34

11.2	Regular Meetings	35

11.3	Voting	35

11.4	Quorum	35

11.5	Responsibility	36

12.0 BUDGETING AND EXPENSES		36

12.1	Annual Budget	36

( iv )

12.2	Annual Budget Review	36

12.3	Budget Overruns	36

12.4	Limitations	37

12.5	Revisions	37

12.6	Disputes Regarding Annual Budget	37

12.7	Additional Capital Expenditures	38

12.8	Five-Year Forecast	38

12.9	Balance Principle	38

13.0 CHANGE MANAGEMENT		38

13.1	Right to Make Changes	38

13.2	Process	38

13.3	Obligation to Make Changes	39

13.4	Change in Law	39

14.0 ENVIRONMENT		39

14.1	Certification	39

14.2	Renewable Energy Credits	39

14.3	Fuel	40

14.4	Hazardous Materials	40

15.0 RIGHTS AND RESPONSIBILITIES OF OWNER		40

15.1	General	40

15.2	Modifications to the Utility Plant	40

15.3	Access to Utility Plant	40

15.4	Inspection	41

15.5	Governmental Approvals	41

15.6	Owner’s Representative and Agents	41

15.7	Owner’s Right to Perform Services	41

15.8	GIA	42

( v )

16.0 PAYMENTS		42

16.1	Currency of Payments	42

16.2	Billing and Payments	42

16.3	Disputes and Adjustments of Invoices	42

16.4	Set-Offs	43

16.5	Due Date Adjustment	43

17.0 RECORDS AND REPORTING		43

17.1	Record Keeping Obligations	43

17.2	Security of Records	44

17.3	General Reporting	44

17.4	Incident Reports	44

17.5	Regular, Periodic Reports	44

17.6	Notification	44

17.7	Other Requested Information	45

17.8	Audit	46

18.0 SUBCONTRACTORS		46

18.1	Consent	46

18.2	Subcontracts	46

18.3	Responsibility	47

19.0 INSURANCE		47

19.1	Operator’s Insurance	47

20.0 INDEMNITY AND LIABILITY		50

20.1	Limitation on Liability	50

20.2	Liability Under the Construction Contract	51

20.3	Indemnities	51

20.4	Liquidated Damages	53

21.0 DISPUTE RESOLUTION		53

( vi )

21.1	Step Negotiation	53

21.2	Third Party Technical Expert	53

21.3	Arbitration	53

21.4	Continued Performance	54

21.5	Technical Disputes	54

22.0 FORCE MAJEURE		54

22.1	Effect of Force Majeure Event	54

22.2	Notice of Force Majeure Event	54

22.3	Mitigation of Force Majeure Event	55

23.0 INTELLECTUAL PROPERTY		55

23.1	Owner Intellectual Property	55

23.2	Operator Intellectual Property	55

23.3	Third Party Intellectual Property	55

24.0 REPRESENTATIONS AND WARRANTIES		56

24.1	Representations and Warranties by Each Party	56

24.2	Additional Representation and Warranty by the Operator	57

25.0 GUARANTEE		57

26.0 MISCELLANEOUS		57

26.1	Amendments	57

26.2	Governing Law	57

26.3	Notices	58

26.4	Assignment	59

26.5	Waivers	62

26.6	Independent Contractor	62

26.7	No Third Party Beneficiaries	62

26.8	Entire Agreement	62

26.9	Partial Invalidity	62

( vii )

26.10	Surviving Rights	62

26.11	HST	63

26.12	Counterparts	63

26.13	Facsimile Signatures	63

SCHEDULES

Schedule 1 – Site and Facility

Schedule 2 – Transition Phase Services

Schedule 3 – Operation Phase Services

Schedule 4 – Shared Services

Schedule 5 – Disengagement Services

Schedule 6 – Measurement of Net Output

Schedule 7 – Payment for Operation Phase Services

Schedule 8 – Fuel Specifications

Schedule 9 – Operator’s Use of Purchased Assets

Schedule 10 – Operator’s use of Steam from the Utility Plant

Schedule 11 – Sample Calculations for Fuel Costs

EXHIBITS

Exhibit A – Monthly Report Form

Exhibit B – Form of Parent Guarantee

A copy of the Schedules and Exhibits will be furnished supplementally to the Commission upon request.

( viii )

MANAGEMENT, OPERATIONS AND MAINTENANCE

AGREEMENT

This Management, Operations and Maintenance Agreement (the “Agreement”) dated as of April 1, 2010 is made by and between NewPage Port Hawkesbury Corp., an unlimited company organized under the laws of Nova Scotia, with its principal place of business at Point Tupper, Nova Scotia (“Operator”) and Nova Scotia Power Inc., a company organized under the laws of Nova Scotia, with its principal place of business in Halifax, Nova Scotia (“Owner”); the Owner and the Operator are individually referred to herein as “Party” and collectively as “Parties”.

WHEREAS, the Owner is undertaking the development of a Biomass co-generating station and associated facilities, with an anticipated gross capacity of 63.8 MW to produce electricity using Owner assets and certain of the Operator’s assets;

AND WHEREAS, the Utility Plant will be integrated into the Combined Facility and certain services and assets will be shared between the Parties;

AND WHEREAS, the Operator will manage, operate and maintain the entire Combined Facility, including the Utility Plant, and will supply all required Biomass fuel to the Utility Plant;

AND WHEREAS, the Operator will use steam from the Utility Plant for the operation of its pulp and paper mill;

AND WHEREAS, the Owner and the Operator have entered into an Asset Purchase Agreement pursuant to which the Owner has purchased, or will purchase, certain assets, comprising certain real property and equipment on the Site;

AND WHEREAS, the Operator will be responsible to produce Energy for the System that meets the requirements of the RES in a safe, environmentally compliant and cost-effective manner for the Owner’s customers while benefiting from the sharing of steam, condensate and other resources with the Owner;

AND WHEREAS, the Owner wishes to ensure that the Utility Plant is capable of operating independently of the Operator’s Mill in the event this Agreement is terminated or the Operator is no longer operating the Operator’s Mill, and the Operator wishes to ensure that it will have access to steam and condensate and both Parties wish to ensure they will have access to Shared Services in the event this Agreement is terminated and the Operator’s Mill remains in operation;

AND WHEREAS, the Owner and the Operator now desire to set forth the terms pursuant to which the Operator shall provide Services for the Utility Plant and the operation of the Combined Facility generally.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby agree as follows:

1.0 DEFINITIONS AND INTERPRETATION

1.1	Definitions

Except as otherwise defined in this Agreement, capitalized terms used in this Agreement have the respective meanings assigned to them as follows:

“Actual Cost of Fuel” has the meaning set out in Schedule 11.

“Affiliate” means, with respect to any entity, any other entity that, directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such entity.

“Agreed Procedures” means the policies, practices, procedures, systems and programs for the operation and maintenance of the Utility Plant developed in accordance with Section 4.4.

“Agreement” has the meaning given to that term in the first paragraph hereof.

“Alternative RES Energy” has the meaning set out in Schedule 7.

“Annual Budget” means the annual budget for Sustaining Capital required for the operation and maintenance of the Utility Plant prepared by the Operator and approved by the Owner for the relevant Operational Year pursuant to Section 12.1.

“Annual Operating Plan” means the annual plan for operation and maintenance of the Utility Plant prepared by the Operator and approved by the Owner for the relevant Operational Year pursuant to Sections 5.2 and 5.3.

“Applicable Law” means, with respect to any Person, all laws, statutes, codes, acts, treaties, ordinances, orders, judgments, writs, decrees, injunctions, rules, regulations, interpretations, Governmental Approvals, directives, and requirements of all Governmental Authorities, in each case applicable to or binding upon the Project, such Person to the extent engaged in activities hereunder, or any of its property used in connection with the Project.

“Asset Purchase Agreement” means the asset purchase agreement between the Owner and the Operator dated April 1, 2010 pursuant to which the Owner purchased, or will purchase, certain assets from the Operator.

“Base Output Requirement” means a Net Output of 388,000 MWh per Operational Year.

“Biomass” has the meaning set out in Schedule 8.

“Biomass Index Rate” has the meaning set out in Schedule 7.

“Budgeted Expense” means any Sustaining Capital incurred by the Operator in the operation and maintenance of the Utility Plant which has been approved by the Owner in the Annual Budget, as applicable, or in any revision thereto which has been approved by the Owner in accordance with this Agreement.

“Business Day” means any day other than a Saturday, Sunday or official public holiday in Halifax, Nova Scotia.

“Certification” means certification as a new renewable energy generation facility pursuant to the RES.

“Change” means a material variation in the scope or quality of the Services, including, without limitation any material amendment, modification, substitution, deletion, cancellation or addition to the Services.

“Change in Law” means:

(i)	the adoption or modification after the Effective Date of any Applicable Law, or

(ii)	the imposition after the Effective Date by a Governmental Authority of any term or condition applicable to any Governmental Approval,

in each case that establishes new mandatory requirements for the construction, operation or maintenance of the Utility Plant that are materially adverse to the affected Party.

“Charged Property” has the meaning set out in Section 6.4.

“Combined Facility” means the Utility Plant, the Operator’s Mill and the Site.

“Commercial Operation Date” has the meaning set out in the Construction Contract.

“Common Systems” means any assets other than NSPI Assets that are required to operate the Utility Plant and any other element of the Facility as described in Schedule 1.

“Condensate Points of Delivery” are those points labelled as such in the Construction Contract.

“Construction Contract” means an agreement for the engineering, procurement and construction of the Utility Plant and its tie-in to the Operator’s Mill, by and between the Owner and the Operator, and initially consists of a binding term sheet between the Parties, until it has been replaced by a full engineering, procurement and construction contract between the Parties at which time the full contract will be the Construction Contract.

“Control” means, with respect to any Person at any time, (a) holding, whether directly or indirectly, as owner or other beneficiary (other than as the beneficiary of an unrealized security interest) securities or ownership interests of that Person carrying votes or ownership interests sufficient to elect or appoint fifty percent (50%) or more of the individuals who are responsible for the supervision or management of that Person, or (b) the exercise of de facto control of that Person, whether direct or indirect and whether through the ownership of securities or ownership interests, by contract, trust or otherwise.

“Convention” means the United Nations Framework Convention on Climate Change and such amendments, additions or substitutions thereto which may be in effect from time to time throughout the Term.

“CPI” means Statistics Canada’s consumer price index for Nova Scotia: all items, or any successor index.

“CPI Ex Energy” means Statistics Canada’s consumer price index for Nova Scotia: all items excluding energy, or any successor index.

“Crown Lease Consent” means the consent dated January 6th, 2010 from the Minister of Natural Resources (Nova Scotia) with respect to the harvesting of fibre from Crown lands and other rights in respect of the Project.

“Damages” means any and all losses, costs, damages, expenses, obligations, injuries, liabilities, insurance deductibles and excesses, claims, proceedings, actions, causes of action, demands, deficiencies, lawsuits, judgments or awards, penalties and interest, including reasonable attorney’s fees, but excluding any indirect, incidental, exemplary, consequential or punitive damages.

“Deemed Cost of Fuel” has the meaning set out in Schedule 11.

“Designee” means the entity (which may or may not be an Affiliate) which the Owner may designate by Notice to the Operator from time to time to exercise certain specific rights or duties of the Owner under this Agreement, provided that if the Operator is operating the Operator’s Mill and is not in any Winding-Up or sale procedure when the Designee is appointed, the Designee shall have the experience, competence and capability to operate the Utility Plant and shall not be a material competitor of the Operator.

“Diesel Rate” means Statistics Canada’s Table 329-0047 Atlantic Region Diesel Fuel (1997 = 100) index, or any successor index.

“Disengagement Phase” means the period starting on the date that the Joint Operating Committee estimates to be 24 months prior to the date of termination of this Agreement and ending on the date of termination or expiry of this Agreement.

“Disengagement Plan” means the plan to ensure the orderly, stepped procedure to achieve the independence of the Utility Plant from the Operator’s Mill upon the termination or expiry of this Agreement and for the transition of the Services to the Owner or its Designee.

“Disengagement Services” means the services described in Article 8.0 and Schedule 5 and all other services inherent or incidental thereto.

“Documentation” means all Agreed Procedures, Operating Manuals, design and engineering documentation, schedules and drawings in respect of the Utility Plant, including all as-built drawings as they may be modified from time to time.

“Dollars” or “$” means the lawful currency of Canada.

“Draft Procedures” has the meaning set out in Section 4.4.

“Effective Date” means the date this Agreement is executed and delivered.

“Emergency” means any event of emergency affecting or endangering the safety or protection of individuals, equipment, or the environment at the Facility or surrounding environs, or any emergency affecting or endangering all or any part of the Utility Plant or any property located at the Site (but not the Operator’s Mill).

“Emissions Reductions and Renewable Energy Credits” means:

(i)	those credits, benefits or other intangibles that now, or at any time in the future, convey a right in respect of those attributes (fungible or non-fungible), whether or not tradable, pertaining to the generation of energy pursuant to this Agreement, representing the renewable aspect of the source of such energy, and include “green tags”, “tradable renewable energy credits”, or “renewable portfolio standard tags”; and

(ii)	all rights, title and interest in and to all benefits, rewards, credits, premiums, incentives, and other advantages related, in whole or in part, to GHG Emission Reductions, whether in existence as of the Effective Date or arising during the Term to the extent related or attributable to the operation of the Utility Plant for the generation of Energy or otherwise, including:

1.	any credit issued or granted by a Governmental Authority in connection with GHG Emission Reductions;

2.	any tradable allowance or allocated pollution right issued or granted in connection with GHG Emission Reductions;

3.	the sole right to claim credit in any reporting program established or maintained by any Governmental Authority relating to GHG Emission Reductions;

4.	the sole right to register, claim, file or bank GHG Emission Reductions in any registry system established or maintained by any Governmental Authority or non-governmental organization or entity;

5.	the sole right to any form of acknowledgment by a Governmental Authority that actions have been taken by any Person in connection with GHG Emission Reductions that result in the reduction, avoidance, sequestration or mitigation of anthropogenic GHG;

6.	the sole right to claim or use GHG Emission Reductions for any and all purposes and in any manner or form whatsoever now or in the future;

7.	the sole right to any form of acknowledgment by a Government Agency to claim tradable GHG allowance allocations when those tradable allowance allocations can be:

a.	banked for credit in the event of regulation requiring any reduction, avoidance or mitigation of, or compensation for, GHG,

b.	claimed for credit against any compliance requirement, or

c.	put to any other sanctioned use;

8.	the sole right to any form of acknowledgment by an International Agency in respect of GHG Emission Reductions including the right to any acknowledgment that GHG Emission Reductions constitute tradable emission reduction units for the purposes of International Rules; and

9.	the sole right to any offset of anthropogenic GHG that can be claimed by using GHG Emission Reductions.

“Energy” means electric energy measured as units of watt hours (kWh, MWh, GWh), including such other electrical products arising from the operation of the Utility Plant, for injection into the System.

“Facility” means the complex of structures, machinery, and associated equipment making up the Biomass co-generation facility more fully described in Schedule 1 and includes the Utility Plant, the Common Systems and those portions of the Operator’s Mill required to operate the Utility Plant.

“Forecast” means the five year forecast prepared in accordance with Section 12.8.

“Force Majeure Event” means any event which wholly or partly prevents or delays the performance of any obligation arising under this Agreement, but only if and to the extent (i) such event is not within the reasonable control, directly or indirectly, of the Party affected, (ii) such event, despite the affected Party’s exercise of reasonable diligence, cannot be or be caused to be prevented, avoided or removed by the affected Party, (iii) the Party affected has taken all reasonable precautions and measures in order to avoid the effect of such event on such Party’s ability to perform its obligations under this Agreement and to mitigate the consequences thereof including any contingency plans agreed between the Parties or which a Party has represented it has in place, and (iv) such event is not the direct or indirect result of the affected Party’s negligence or the failure (to the extent not prevented by a Force Majeure Event) of such Party to perform any of its obligations under this Agreement. Subject to the foregoing, a “Force Majeure Event” may include any of the following:

(i)	acts of God or the public enemy, war, whether declared or not, blockade, insurrection, riot, civil disturbance, public disorder, rebellion, violent demonstration, revolution, or sabotage;

(ii)	any effect of unusual natural elements, including fire, volcanic eruption, landslide, earthquake, flood, tsunami, lightning, hurricane, unusually severe storm, perils of sea, or similar cataclysmic occurrence or other unusual natural calamity;

(iii)	environmental and other contamination at or affecting the Site, excepting environmental or other contamination which can be determined to be existing as at the Effective Date or to arise from operations at the Operator’s Mill;

(iv)	explosion, accident or epidemic;

(v)	accidents of navigation or breakdown or injury of vessels, accidents to harbours, docks, bridges, canals or other assistances to or adjuncts of shipping or navigation, epidemic or quarantine;

(vi)	nuclear emergency, radioactive contamination or ionizing radiation or the release of any Hazardous Material at or affecting the Site, excepting Hazardous Materials which can be determined to be existing as at the Effective Date or to arise from operations at the Operator’s Mill;

(vii)	air crash, shipwreck, train wreck, or any other failures or delays of transportation if the cause of such other failure or delay otherwise would qualify under this Agreement as a Force Majeure Event;

(viii)	any curtailment or interruption of power to the Utility Plant by the Owner or the System Operator;

(ix)	strikes, lockouts or other labour disturbances;

but does not include any event to the extent that:

(x)	it is caused by the unavailability of labour (other than due to strikes, lockouts or other labour disturbances as are Force Majeure Events) or raw materials (including Fuel), the breakdown of the Utility Plant or other plant breakdown or equipment failure, unless and to the extent that any such event is itself caused by a Force Majeure Event or which if it occurred in relation to either Party would have been a Force Majeure Event or is caused by a latent defect in the Utility Plant or other plant or equipment;

(xi)	the event is the result of any failure of a Subcontractor unless and to the extent that the Subcontractor was itself affected by an event, which if it occurred in relation to either Party would have been a Force Majeure Event;

(xii)	risks associated with that event have been accepted by the relevant Party by the terms of this Agreement;

(xiii)	it relates to any change in Applicable Law, including any Change in Law; or

(xiv)	it is an Interruption.

“FSC” means the Forest Stewardship Council.

“Fuel” means the fuel specified in Schedule 8.

“Fuel Index Rate” means the fuel index rate specified in Schedule 7.

“GHG” or “Greenhouse Gas Emissions” means any gas substance that is the subject of the Convention and related protocols, treaties, agreements and instruments and includes carbon dioxide, nitrous oxide, methane, hydrofluorocarbons and perfluorocarbons.

“GHG Emission Reductions” means reductions in Greenhouse Gas Emissions however measured and includes, for greater certainty, any reductions in Greenhouse Gas Emissions attributable to the Energy generated from the Utility Plant as an alternative to generating Energy by other means which would result in higher levels of Greenhouse Gas Emissions.

“GIA” means the Standard Generator Interconnection and Operating Agreement executed between the System Operator and the Owner, as may be in force from time to time.

“Good Utility Practice” means the practices, methods, standards and procedures that (i) are generally accepted and followed by a prudent, diligent, skilled and experienced operator acting in accordance with standards generally adopted by operators of power and utility projects in North America who reasonably account for local conditions, including local infrastructure support, with respect to the operation and maintenance of equipment having similar characteristics to the Utility Plant , and (ii) would be expected by such prudent, diligent, skilled and experienced operator, at the particular time in question and in the exercise of reasonable judgment in light of facts or circumstances then known or that reasonably should have been known, to accomplish the desired results and goals, including such goals as efficiency, reliability, economy, and profitability, in a manner consistent with Applicable Law, safety and environmental protection. “Good Utility Practice” is not intended to be limited to the optimum practice or method to the exclusion of all others, but rather to be a spectrum of reasonable and prudent practices, methods, standards and procedures, and includes taking reasonable steps to provide for:

(i)	adequate materials, Sustaining Capital, resources and supplies (including Fuel) being available to meet the needs of the Utility Plant on a Through-Life Basis under reasonably anticipated conditions;

(ii)	sufficient operating personnel being available, adequately experienced, and trained to operate the Utility Plant properly, efficiently and taking appropriate account of Manufacturer’s Recommendations and being capable of responding to abnormal conditions;

(iii)	preventative, routine and non-routine maintenance and repairs being performed on a basis that ensures reliable long-term and safe operation, taking appropriate account of Manufacturer’s Recommendations, and such maintenance and repairs being performed by knowledgeable, trained and experienced personnel utilizing proper equipment, tools and procedures;

(iv)	appropriate monitoring and testing being performed to determine that equipment is functioning as designed and can reasonably be expected to function properly under reasonably anticipated conditions;

(v)	equipment being operated in a manner safe to workers, the general public, the environment, plant and equipment and with regard to defined limitations including steam pressure, temperature, moisture and chemical content, quality of makeup water, operating voltage, current, frequency, rotational speed, polarity, synchronization and control system limits; and

(vi)	operation and maintenance of the equipment comprising the Facility in accordance with the applicable Annual Operating Plan.

“Governmental Approval” means all Governmental Authority licenses, waivers, consents, registrations, approvals and requirements obtained or required to be obtained to enable the Utility Plant, the Facility, the Operator, the Owner and the Services to comply with all Applicable Laws in respect of the Project.

“Governmental Authority” means any legislative, administrative, judicial or other governmental authority, agency, court, municipal body or entity in or of Canada or Nova Scotia, any Person or entity controlled by any of the foregoing, and any Person or entity in which the government participates, in each case having legal jurisdiction over the Person in question or the Project and, in the case of the Owner, including the UARB.

“Hazardous Material” means any hazardous material, hazardous or toxic substance, hazardous waste, hazardous constituent, and petroleum product (including crude oil or any fraction thereof), in each case defined or regulated as such in or under any Applicable Law which regulates, relates to or imposes liability or standards of conduct concerning the protection of human health or the environment.

“HST” means the harmonized sales tax exigible pursuant to the Excise Tax Act (Canada).

“Improvement or Addition” means any change in, addition to, or modification of, the Utility Plant (other than routine and non-routine maintenance, repair or any minor modification or addition which forms part of any Budgeted Expense) which has the effect of increasing the nominal rate of output of the Utility Plant, lowering the operating cost of the Utility Plant, enhancing the environmental performance of the Utility Plant or increasing the efficiency, reliability, or safety of the Utility Plant, beyond that which, without the relevant change, addition or modification, would be expected of those assets in their then-existing state of operating efficiency and reliability.

“Insurance” has the meaning set out in Section 19.1.

“Intellectual Property Rights” means:

(i)	patents, trademarks, service marks, rights in designs, trade names, copyrights and topography rights, in each case whether registered or not;

(ii)	applications for registration of any of the above;

(iii)	rights under licenses and consents in relation to any of the above; and

(iv)	all forms of protection of a similar nature or having equivalent or similar effect to any of them which may subsist anywhere in the world.

“Interest Rate” means the prime rate of interest set from time to time by The Bank of Nova Scotia as its reference rate of interest per annum for Canadian dollar commercial loans made in Canada, plus 2.0% per annum.

“International Agency” means the parties to the Convention, the Intergovernmental Panel on Climate Change, and any other international commission, bureau, board, administrative agency or regulatory body responsible for measures to achieve objectives of the Convention.

“International Rules” means any principles, modalities, rules and guidelines including those pertaining to verification, reporting and accountability for trading Emission Reductions and Renewable Energy Credits authorized, promulgated or otherwise sanctioned and adopted by an International Agency.

“Interruption” means an interruption of the delivery of electrical energy to the Operator’s Mill by the System Operator.

“Joint Operating Committee” has the meaning set out in Section 11.1.

“Lender” means any financial institution or other lender which has provided or in the future provides construction, interim, short term, revolving or long-term financing to the Operator and which has taken or in the future takes security in the Operator’s Mill or any portion thereof as security for the repayment of such indebtedness.

“Liability Insurance” has the meaning set out in Section 19.1.

“Lien” means any mortgage, charge, pledge, lien, hypothecation, adverse claim, assignment with provision for re-assignment or other security interest or arrangement having the same legal or economic effect as any of the foregoing.

“Liquidated Damages” has the meaning set out in Schedule 7.

“Manufacturer’s Recommendations” means the written instructions, procedures and recommendations which are issued by the original equipment manufacturer of any plant or equipment used at the Utility Plant relating to the operation, maintenance and repair of such plant or equipment and any revisions thereto issued by the manufacturer, which are valid and applicable at the time such operation, maintenance or repair is undertaken. Notwithstanding the above, Manufacturer’s Recommendations shall not include any instructions, procedures or recommendations of a manufacturer of any plant or equipment that the Owner and the Operator have agreed in writing to exclude from this definition or have agreed in writing should not be followed.

“Major Operational Failure” means:

(i)	material damage to the Facility or any material part of the Facility caused by the negligence, recklessness or wilful misconduct of the Operator;

(ii)	a material breach of an Applicable Law, including those relating to the environment and safety caused by the negligence, recklessness or wilful misconduct of the Operator; or

(iii)	the Operator’s intentional or reckless use of fuel which is non-compliant with the fuel specifications set out in Schedule 8.

“Material Adverse Effect” means a material adverse effect on any of (a) the operation and maintenance of the Utility Plant; (b) the performance of the Services; (c) the Net Output; or (d) the business, operations or financial conditions of the Owner.

“Material Breach” means any material breach by the Operator of the terms of this Agreement or the occurrence of any event having a material effect on the ability of the Operator to perform its obligations under this Agreement, including:

(i)	a Major Operational Failure provided that a Major Operational Failure caused by mere negligence is only a Material Breach if the Operator has not remedied it within 30 days of the date of a Notice from the Owner in respect of such breach;

(ii)	the inability of the Operator or the Parent to pay debts generally as they become due or an occurrence of a Winding-Up relating to the Operator or the Parent that is not dismissed or stayed within thirty (30) days after it is commenced;

(iii)	any assignment of this Agreement of the Operator in breach of Section 26.4;

(iv)	any termination of the Construction Contract for the Operator’s default;

(v)	any representation or warranty made by the Operator in terms of this Agreement being found to be untrue or incorrect which has a Material Adverse Effect, provided that if any representation or warranty set out in sections 24.1.3, 24.1.4, 24.1.8, 24.2.3 or 24.2.4 becomes untrue or incorrect other than through the reckless or intentional acts or omissions of the Operator but is capable of being cured within 30 days of a Notice of the breach of representation or warranty and the Operator diligently pursues such cure, the untrue or incorrect representation or warranty will only be a Material Breach if the representation or warranty remains to be untrue or incorrect at the end of that 30 day period. The Operator will advise the Owner as soon as it becomes aware of any event or circumstance that makes, or is likely to make, the representations or warranties set out in sections 24.1.3, 24.1.4, 24.1.8, 24.2.3 or 24.2.4, or any of them, untrue or incorrect;

(vi)	any systematic failure by the Operator to recognize and correct any known failure to comply with the Operator’s safety or environmental program or the operating permit within the Facility; or

(vii)	any failure on the part of the Operator to comply with, observe or perform any of the terms of this Agreement (together a “contract breach”), in circumstances where that contract breach or that contract breach together with other contract breaches is considered by the Owner on reasonable grounds to result in:

1.	the Operator being unable or being likely to be unable to perform other material obligations under this Agreement; or

2.	a Material Adverse Effect,

provided, however, that no breach in this sub-section vii shall be a Material Breach unless and until the Owner has given the Operator Notice of such breach, and the Operator has not remedied it within 30 days from the date of the Notice,; and provided, further, that if such breach is not capable of cure within such 30 day period, but is capable of cure within a reasonable time (having regard to the nature of the breach), and:

1.	the Operator provides a reasonable schedule for the cure of such breach that is acceptable to the Owner; and

2.	the Operator commences and diligently proceeds to cure such breach in accordance with the agreed schedule for cure,

such breach shall not constitute a Material Breach unless the breach remains uncured when the time to cure such breach as set out in the agreed schedule for cure has lapsed.

“Maximum Output Amount” is 110% of the Base Output Requirement per Operational Year and in respect of the Stub Period, 110% of the Base Output Requirement multiplied by the number of days in the Stub Period and divided by 365.

“Measurement Point” means the point or points of interconnection between the Utility Plant and the System where Energy from the Utility Plant enters the System as identified on Schedule 6.

“MWh” means megawatt hour.

“Net Output” means the Energy output from the Utility Plant, as determined in accordance with Schedule 6.

“Notice” has the meaning given to that term in Section 26.3.

“NSPI Assets” means those assets and rights owned or leased by the Owner and used in the Utility Plant, including the Purchased Assets and the Steam and Condensate Fixtures.

“O&M Index Rate” means the O&M index rate specified in Schedule 7.

“Operating Manuals” means, collectively, the operating manuals for the Utility Plant as initially prepared by the Operator under the Construction Contract as may be updated or amended from time to time.

“Operational Year” means each year of the Operation Phase, the first of which will commence on January 1 of the year following the Stub Period, and each successive Operational Year will commence on January 1 of each successive year.

“Operation Phase” means the period from (and including) the Commercial Operation Date to (and including) the last day of the Term or the date this Agreement otherwise is terminated or expires in accordance with its terms.

“Operation Phase Services” means the general management, operation and maintenance of the Facility during the Operation Phase including Fuel procurement, Energy generation, the services described in Article 5.0 and Schedule 3 and all other services inherent or incidental thereto.

“Operator” has the meaning given in the first paragraph hereof.

“Operator Indemnified Parties” has the meaning given to that term in Section 20.3.1.

“Operator’s Mill” means the Operator’s pulp and paper mill located on the Site and all other elements of the Site other than the Utility Plant and NSPI Assets.

“Owner” has the meaning given to that term in the first paragraph hereof.

“Owner Indemnified Parties” has the meaning given to that term in Section 20.3.2.

“Owner Intellectual Property” has the meaning given to that term in Section 23.1.

“Owner’s Representative” has the meaning given to that term in Section 15.6.

“Parent” means NewPage Corporation.

“Party” means the Owner or the Operator, as the case may be.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority, limited liability company or any other entity of whatever nature.

“Plan” means the Transition Phase Plan, the Annual Operating Plan, the Disengagement Plan, the Forecast or any other plan approved from time to time by the Joint Operating Committee, in each case, in accordance with this Agreement, individually or collectively, as the context may require.

“PPSA” has the meaning set out in Section 6.4.

“Project” means the project to build and operate a co-generation Biomass power generation facility at the Site.

“Purchased Assets” means the assets purchased by the Owner from the Operator pursuant to the Asset Purchase Agreement.

“Ramp-up Period” has the meaning set out in Section 7.

“Renewable Attribute Loss” means any of those Emission Reductions and Renewable Energy Credits, the benefit of which is lost as a result of Shortfall Energy and/or during any period in which the Operator fails to maintain the Certification for the Utility Plant.

“Renewable Attribute Loss Rate” means $15 per MWh.

“Representative” means, with respect to any Person, to the extent engaged by such Person for Project specific activities, any shareholder, officer, director, principal, agent, third party advisor (such as attorneys, accountants and consultants) employee or other representative or advisor of such Person.

“Release” means release, spill, leak, pump, pour, emit, empty, discharge, deposit, inject, leach, dispose, dump or permit to escape.

“RES” means the Renewable Energy Standard Regulations (Nova Scotia).

“Scheduled Outage” means a removal in accordance with an Annual Operating Plan of any of the Utility Plant’s capability to produce Energy that (a) has been selected and planned for in advance, and (b) is for regularly scheduled inspection, testing, preventive maintenance, corrective maintenance, repairs, replacement or improvements.

“Services” are the services for the management, operation, maintenance, administrative, labour, consumable materials, materials procurement and management, Fuel procurement, supply and storage, water, supervision and other goods and services necessary for the safe, efficient, and reliable management, operation and maintenance of the Facility on a daily basis and includes the Transition Phase Services, Operation Phase Services, Shared Services and all services inherent or incidental to each of the foregoing. Disengagement Services are also “Services” for the purposes of this Agreement.

“Services Rate” means $ /MWh as escalated in the manner set out in Schedule 7.

“Shared Services” means the services described in Schedule 4.

“Shortfall Energy” means any deficiency in the actual Net Output from the required Net Output in the relevant time period as specified in Schedule 7.

“Site” means all those parcels of real property on which the Combined Facility is, or will be, located.

“Special Capital” means capital which is not Sustaining Capital and is spent to enhance, modify or improve the performance of an asset, including any Improvement or Addition.

“Steam and Condensate Fixtures” has the meaning set out in Section 7.2.

“Steam Benchmark” has the meaning set out in Section 7.4.

“Steam Points of Delivery” are those points labelled as such in the Construction Contract.

“Stub Period” means the period (being a period that is less than 12 months) between the Commercial Operation Date and December 31 of that same year.

“Subcontractor” means any subcontractor or supplier of equipment or services to the Operator or any subcontractor of any person engaged or employed by the Operator or any Subcontractor, in either case in connection with the performance of the Services.

“Sustaining Capital” means a non-routine capital expense in respect of an existing asset in an amount not less than $25,000 required to maintain the operating performance of that asset or to extend its life by more than twelve months and shall not include the following costs and expenses:

(i)	staff and Subcontractor costs (other than staff and Subcontractor costs used for Sustaining Capital activities) including all employee benefits, overtime, employee incentive programs, if any, relocation costs, expatriate costs and allowances for vacation, sick leave, holidays, employer portion of employee insurance, social security and retirement benefits and other contributions and benefits imposed by any Applicable Law or established Operator policy that has been approved in writing by the Owner included in Operator’s employee loading rate;

(ii)	routine operational services;

(iii)	routine maintenance and repair services;

(iv)	consumables, material and supplies;

(v)	non-capital spare parts, tools and test equipment;

(vi)	home office technical, project management, human resources and accounting support;

(vii)	premiums for insurance required to be effected and maintained by the Operator;

(viii)	taxes other than sales taxes on capital purchases;

(ix)	office and administrative costs for operating an office located at the Site; and

(x)	training costs for operational personnel.

“System” means the electrical energy distribution and/or transmission systems operated by the System Operator.

“System Operator” means that functional part of Nova Scotia Power Inc., or its successor, which controls and operates the electrical transmission system within the Province of Nova Scotia pursuant to the Open Access Transmission Tariff as approved by the UARB.

“Term” has the meaning set out in Section 2.1.

“Through-Life Basis” means the principle that appropriate design, construction and goods are used having regard, from time to time, to the remaining lifespan of the Utility Plant and Good Utility Practice. On the Commercial Operation Date, it is assumed that the lifespan of the Facility, if operated in accordance with Good Utility Practice, will be not less than 40 years.

“Transition Phase” means the period from (and including) the Effective Date to (and excluding) the Commercial Operation Date.

“Transition Phase Plan” means the plan for the Transition Phase Services as modified from time to time in accordance with Section 4.3, and includes the budget for the Transition Phase.

“Transition Phase Services” means the services described in Article 4.0 and Schedule 2 and all other services inherent or incidental thereto.

“UARB” means the Nova Scotia Utility and Review Board or its successor.

“UARB Approval” means the approval by the UARB of the capital work order application made or to be made by the Owner in relation to the Project, which approval must be satisfactory in form and substance to the Owner and the Operator, acting reasonably.

“Utility Plant” means that portion of the assets, facilities and real property on the Site that are used to produce Energy including the NSPI Assets but excluding the Common Systems, as more fully described as the Utility Plant in Schedule 1.

“Winding-Up” of, or in relation to, a Person means the administration, dissolution, liquidation or bankruptcy of that Person, or any equivalent or analogous procedure under any Applicable Law.

1.2	Interpretation

Unless otherwise specified in this Agreement or unless the context otherwise requires:

(a)	words of any gender include each other gender;

(b)	using the singular or plural number also include the plural or singular number, respectively;

(c)	any reference to any Person in any capacity includes a reference to its successors and permitted assigns in such capacity and in the case of any Governmental Authority, any Person succeeding to its functions and capacities;

(d)	the terms “hereof,” “herein,” “hereto,” “hereunder” and words of similar or like import refer to this entire Agreement and not to any particular Article, Section, Schedule, Exhibit or other subdivision of this Agreement;

(e)	references to a particular “Article,” “Section,” “Schedule” or “Exhibit” are, unless otherwise noted, references to that Article or Section of, or Schedule or Exhibit to, this Agreement;

(f)	the words “include,” “includes” and “including” shall be deemed to be followed by “without limitation” or “but not limited to”;

(g)	references to any Applicable Law shall be construed as a reference to such Applicable Law and to all regulations and rulings promulgated thereunder as each may be in effect from time to time;

(h)	references to any agreement or document (including this Agreement) shall (i) include all Exhibits, Schedules, appendices, and other attachments thereto, and (ii) be construed at the particular time as a reference to such agreement or document as amended, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it, or is entered into, made or given pursuant to or in accordance with its terms;

(i)	references to (i) days shall refer to calendar days unless Business Days are specified, (ii) weeks and months shall refer to calendar weeks and months, respectively, and (iii) years shall refer to calendar years;

(j)	all accounting terms used but not expressly defined herein shall have the meanings given to them under generally accepted accounting principles of Canada as consistently applied by the Person to which they relate and as may be appropriate to the books, records and accounts established under this Agreement;

(k)	in computing any period of time prescribed or allowed under this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included. If the last day of the period so computed is not a Business Day, then the period shall run until the close of business on the next Business Day;

(l)	this Agreement is the result of negotiations between, and has been reviewed by, the Parties and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of each Party, and there shall be no presumption that an ambiguity should be construed in favour of or against Owner or Operator solely as a result of such Party’s actual or alleged role in the drafting of this Agreement;

(m)	the Table of Contents and the Article and Section headings contained in this Agreement are for convenience of reference only and should not be construed to define, describe, extend or limit the scope or intent of this Agreement or any provision contained herein.

1.3	Conflicting Provisions

1.3.1	This Agreement and the Schedules and Exhibits attached hereto are intended to be construed together as a consistent whole and for a common purpose. In the event of any irreconcilable conflict between the body of this Agreement and any Schedule or Exhibit hereto, the terms and provisions of the body of this Agreement shall control. In the event of any irreconcilable conflict between the Schedules and Exhibits hereto, the terms and provisions of the Schedules of this Agreement shall control.

1.3.2	In the event Owner or Operator becomes aware of any irreconcilable conflict between the body of this Agreement and the Schedules or Exhibits or between any of the Schedules or Exhibits, Owner or Operator (as the case may be) shall give Notice to Owner or Operator (as the case may be) of such conflict. Unless otherwise agreed by the Parties in writing, the Parties shall observe the order of precedence set forth in Section 1.3.1.

2.0 TERM AND TERMINATION OF THE AGREEMENT

2.1	No Fault Termination

Either Party may terminate this Agreement by Notice to the other Party if:

2.1.1	UARB Approval is not obtained by December 31, 2010;

2.1.2	the Asset Purchase Agreement is not signed and delivered and the transactions contemplated by the Asset Purchase Agreement do not close by December 31, 2010; or

2.1.3	The Operator has made the decision to cease operations at the Operator’s Mill but in such event the Operator will continue to provide Disengagement Services during the Disengagement Phase.

2.2	Term

The term of this Agreement (“Term”) shall commence on the Effective Date and shall continue thereafter through the Transition Phase and the Stub Period and twenty-five Operational Years thereafter, unless terminated by a Party in accordance with this Agreement. This Agreement will automatically renew on the same terms for three successive five-year renewal terms unless the Owner gives the Operator not less than 12 months’ Notice that it does not want the Agreement to renew and a Notice in accordance with Section 8.6. The Term shall include any renewal period.

2.3	Termination by Owner

The Owner may terminate this Agreement at any time:

2.3.1	if the Parent fails to execute and deliver the guarantee set out as Exhibit B within ten (10) days following the Effective Date or if the guarantee is no longer in force and effect;

2.3.2	for its convenience on two Operational Years’ advance Notice to the Operator (which shall not be given before the end of the third Operational Year);

2.3.3	upon any Material Breach occurring; or

2.3.4	if the Construction Contract is terminated for reason of default by the Operator.

2.4	Termination by Operator

The Operator may terminate this Agreement if:

2.4.1	the Owner fails to make, when due, any payment required pursuant to this Agreement, except if such payment is being contested in good faith in a timely manner in accordance with this Agreement, if such failure to pay such uncontested amount is not remedied within one hundred twenty (120) days after Notice of such failure; or

2.4.2	within any:

(i)	three Operational Year period ending after the end of the third Operational Year (the first such period being the fourth, fifth and sixth Operational Years), the Actual Cost of Fuel is more than 20% above the Deemed Cost of Fuel for that three Operational Year period, taken as a whole (sample calculations are set out in Schedule 11);

(ii)	five Operational Year period ending after the end of the first Operational Year (the first such period being the second, third, fourth, fifth and sixth Operational years), the Actual Cost of Fuel is more than $15 Million over the Deemed Cost of Fuel for those same Operational Years taken as a whole (sample calculations are set out in Schedule 11), and the Operator provides not less than two Operational Years’ Notice to the Owner unless:

(iii)	during the notice period, the Parties agree to an increased Services Rate;

(iv)	prior to the termination date the Owner agrees to pay the actual cost of fuel for the production of Energy going forward (but not before the end of the eighth Operational Year) provided that the Owner provides its Notice within six months of the Operator’s Notice ; or

(v)	the Parties have agreed to use the Biomass Index Rate and the Biomass Index Rate has been approved for use by the UARB in accordance with Schedule 7;

2.4.3	the Construction Contract is terminated for reason of default by the Owner; or

2.4.4.	the Construction Contract is terminated for reason of default by the Operator and the Owner has not constructed the Project in accordance with the Operator’s design specified in the Construction Contract.

2.5	Effect of Termination Notice

Upon receipt of a termination Notice, the Joint Operating Committee will determine the starting date of the Disengagement Phase based on a good faith estimate of the date that is 24 months prior to the termination date and will send the Parties Notice in accordance with Section 8.6. No termination may take effect before the end of the Disengagement Phase.

2.6	Termination Rights

Termination by either Party in accordance with the terms of this Agreement shall not affect or excuse the performance of either Party under any provision of this Agreement that by its terms survives any such termination, including billings, and indemnification and liability.

3.0 APPOINTMENT

3.1	Appointment

The Owner hereby appoints the Operator as an independent contractor and not as an agent of the Owner to be solely responsible for the provision of Services in accordance with this Agreement. The Operator accepts the appointment.

3.2	Acknowledgements

By accepting its appointment, the Operator acknowledges that it is has made its own independent assessment of, and has relied on its inquiries and investigations as to (i) the subject matter of this Agreement, (ii) the quantity, quality, nature and extent of all resources (including human resources), materials and facilities necessary to comply with, and perform its obligations hereunder, and (iii) the nature and extent of the risks assumed by it under this Agreement.

3.3	General Obligations of Operator

For the Term of this Agreement, the Operator will:

3.3.1	provide all Services in accordance with this Agreement, Agreed Procedures, Good Utility Practice and to meet all of the Owner’s obligations pursuant to the terms of the GIA;

3.3.2	provide sufficient resources, and maintain a program of maintenance and funding of such resources, all in accordance with the terms of this Agreement, to enable the Operator to perform its obligations on time and in accordance with this Agreement;

3.3.3	carry out the Services with due care, skill and diligence and in a manner compatible with the Owner’s customary work place, safety and management principles as notified in writing by the Owner from time to time. The Operator acknowledges that it has received the Owner’s current workplace, safety and management principles;

3.3.4	maintain a safe work site at the Common Facility; and

3.3.5	comply with all Applicable Laws.

4.0 TRANSITION PHASE SERVICES

4.1	Overview

The Operator shall perform the Transition Phase Services during the Transition Phase in accordance with Schedule 2 and the Transition Phase Plan.

4.2	Transition Phase Plan

The Operator will develop a Transition Phase Plan prior to September 1, 2010 to meet the requirements of Schedule 2. The Transition Phase Plan will be submitted to the Owner for review and approval. The Owner shall, not less than ten (10) days following its receipt of the draft Transition Phase Plan, approve, or set out required changes to, the draft Transition Phase Plan, acting reasonably and the Operator will make all such changes to the draft Transition Phase Plan and resubmit it to the Owner for approval. This process will continue until the Transition Phase Plan has been approved by the Owner, or, if the Parties cannot agree as to the reasonableness of the Owner’s required changes, any such dispute shall be resolved pursuant to Article 21.0.

4.3	Amending the Transition Phase Plan

For purposes of effecting changes, if any, to the Transition Phase Plan after its initial approval by the Owner:

4.3.1	The Operator shall prepare and submit to the Joint Operating Committee, for its review and written approval, any modifications to the Transition Phase Plan as are necessary to account for (i) material changes in the Project schedule pursuant to the Construction Contract; (ii) material changes to the maintenance plans and schedules; (iii) material changes to the scope and design of the Utility Plant; (iv) Changes in Law; (v) the execution of any contract, instrument, or agreement, or any amendment, modification or supplement thereto, in each case, entered into by the Owner after the Effective Date which may have a material effect on the operation or maintenance of the Utility Plant; and (vi) any additional Services required by the Owner. Each Party shall advise the other Party as soon as reasonably practical after it becomes aware of any of the aforesaid matters which could reasonably require a modification to the Transition Phase Plan.

4.3.2	The Joint Operating Committee shall, not less than ten (10) days following its receipt of any such proposed modification, meet or otherwise communicate to discuss and resolve the terms of any such proposed modification.

4.4	Operating Manuals and Agreed Procedures

In accordance with the Transition Phase Plan, the Operator shall develop and submit to the Owner, at least ninety (90) days prior to the expected Commercial Operation Date for the Owner’s review and approval, drafts of the policies, procedures, systems and programs required for the operation and maintenance of the Utility Plant (the “Draft Procedures”). The Owner shall review such Draft Procedures, and shall provide written comments thereon to the Operator within twenty (20) days of receipt thereof, acting reasonably and the Operator shall, within twenty (20) days of its receipt of the Owner’s comments on the Draft Procedures, update all proposed policies, procedures, systems and programs to take into account the Owner’s requested changes and resubmit them to the Owner for approval, provided, however, if the Operator believes that any changes to the Draft Procedures requested by the Owner will have an adverse effect on the Operator’s

Mill, the Operator will advise the Owner in writing of the nature of the adverse effect and the Parties will work together in good faith to determine an appropriate solution. This process will continue until all Draft Procedures have been approved by the Owner, or, if the Parties cannot agree as to the reasonableness of the Owner’s required changes or the effect on the Operator’s Mill, any such dispute shall be resolved pursuant to Article 21.0. Upon reaching agreement or following dispute resolution, the Draft Procedures will be the “Agreed Procedures”.

4.5	Expenses and Consideration

4.5.1	Other than expenses that are specifically identified as Owner expenses in the Transition Phase Plan, or that are incurred as a result of a Change Order as defined and provided for in the Construction Contract entered into between the Parties, the Operator shall be responsible for all expenses in the performance of the Transition Phase Services including the cost of the initial inventory of non-capital spare parts, materials and supplies, Fuel, consumables, tools, and workshop and other equipment required for the operation and maintenance of the Facility, all costs and expenses to recruit, hire and train the Utility Plant supervisory staff and personnel; all costs and expenses to prepare the policies, procedures, systems and programs more fully described in Schedule 2; all costs and expenses to complete the transition from the Transition Phase to the Operation Phase; and all costs and expenses to perform the other Transition Phase Services.

4.5.2	The Operator is entitled to use the Purchased Assets for the purposes of the normal operation of the Operator’s Mill during the Transition Phase in the same manner in which it used the Purchased Assets prior to their sale to the Owner and generally in accordance with Schedule 9. The Operator will pay for such use to the extent and in the circumstances contemplated in the Construction Contract.

4.5.3	In the Transition Phase, if the Operator wants to use or employ a spare part that has been purchased by or to the account of the Owner it will first seek the consent of the Owner which will not be unreasonably withheld or delayed.

4.6	Performance Deposit

4.6.1	During the Transition Phase, the Operator shall pay the Owner $220,000 per month (not to exceed $6,000,000 in total) as a performance deposit.

4.6.2	The performance deposit will be held by the Owner for the Term and may be used by the Owner to apply against the Operator’s outstanding obligations in the event of a default of the Operator under this Agreement or under any other agreement or arrangement between the Parties that is not cured within the time for cure set out in the relevant agreement or arrangement in respect of that default.

4.6.3	The performance deposit will be replenished by the Operator to the extent it is used by the Owner in payment of defaulted obligations.

4.6.4	In the event the Operator’s credit rating improves to an S&P BB rating or better (or generally accepted equivalent index rating), the performance deposit obligation will decrease to $3,000,000 and the Owner will return the relevant portion of the security deposit to the Operator. In the event the Operator’s credit rating improves to an S&P BBB- rating or better (or generally accepted equivalent index rating), no performance deposit will be required and the Owner will return the existing performance deposit to the Operator. Thereafter, in the event the Operator’s credit rating worsens, the Operator will be required to provide a new performance deposit such that the performance deposit is always at least $3,000,000 where the Operator has an S&P of BB+ rating or worse (or generally accepted equivalent index rating), and $6,000,000 where the Operator has an S&P BB- rating or worse (or generally accepted equivalent index rating).

4.6.5	If not used by the Owner as provided for above, such performance deposit shall be returned at the end of the Term.

4.6.6	The Owner shall pay the Operator, on a monthly basis, interest on the amount of the performance deposit from time to time at the 30 year Government of Canada bond rate.

5.0 OPERATION PHASE SERVICES

5.1	Overview

The Operator shall provide the Operation Phase Services in accordance with Schedule 3 and the Annual Operating Plan.

5.2	Annual Operating Plan

5.2.1	No later than ninety (90) days prior to the commencement of each Operational Year of this Agreement the Operator will provide the Owner with an Annual Operating Plan. The Annual Operating Plan shall be an annual program and monthly timetable for the operation and maintenance of the Utility Plant and performance of the Services, which shall set forth on a monthly basis the underlying assumptions and implementation plans in connection with the Annual Budget, and shall include the following information:

(i)	Routine operational services;

(ii)	Routine repairs and maintenance for each part of the Utility Plant;

(iii)	Information regarding the inventory and proposed procurement of equipment, spare parts, tools, test equipment and, in the case of major equipment, the residual life thereof;

(iv)	Routine operational information, general operating data and other Utility Plant data;

(v)	Scheduled Outages;

(vi)	List of consumable items in the aggregate;

(vii)	Staffing plans and details regarding the number of part-time and temporary staff and consultants;

(viii)	Operator’s recommendations on matters affecting the operation and maintenance of the Utility Plant, including any requirements for Sustaining Capital and relevant Improvements or Additions for the Operational Year and any other capital expenditures for the Operational Year, in each case together with the reasons for such recommendations and the expected capital costs and net change in operating cost effected thereby;

(ix)	Annual safety and environmental management plans;

(x)	Action plans arising from audit results and insurance requirements; and

(xi)	A description of actions necessary to ensure that the Utility Plant will comply with all Applicable Laws.

5.2.2	The Operator shall prepare the Annual Operating Plan based on the Scheduled Outage periods agreed upon by the Owner, acting reasonably. The Parties agree that Scheduled Outages shall be planned to ensure minimum disruption to both the Facility and the Operator’s Mill, and the Operator shall co-ordinate Scheduled Outages with the Operator’s Mill.

5.3	Review and Approval

Within thirty (30) days of the Owner’s receipt of a proposed Annual Operating Plan, the Owner shall provide written comments to the Operator with respect thereto and request any additions, changes or modifications to such Plan, acting reasonably, which changes and modifications shall be prepared in accordance with Good Utility Practice. All required and suggested changes to the proposed Annual Operating Plan shall be provided by the Owner to the Operator for its review and shall be made by the Operator within fifteen (15) days following Operator’s receipt of the comments on the proposed Annual Operating Plan. Owner and Operator shall use all reasonable efforts to reach agreement thereon by the date that is thirty (30) days prior to the applicable Operational Year. If the Owner and the Operator cannot agree as to the reasonableness of any of the Owner’s requested changes, any dispute shall be resolved pursuant to Article 21.0 and during any dispute resolution period the Annual Operating Plan for the previous Operating Year shall be used except to the extent that changes are required by Applicable Law or a Governmental Authority.

5.4	Amending the Annual Operating Plan

For purposes of effecting changes, if any, to the Annual Operating Plan:

5.4.1	The Operator shall prepare and submit to the Joint Operating Committee, for its review and written approval, any modifications to the Annual Operating Plan as are necessary to account for (i) material changes to the maintenance plans and schedules; (ii) material changes to the scope and design of the Utility Plant; (iii) Changes in Law; (iv) the execution of any contract, instrument, or agreement, or any amendment, modification or supplement thereto, in each case, entered into by the Owner after the Effective Date which may have a material effect on the operation or maintenance of the Utility Plant; (v) any additional Services required by the Owner, and (vi) any changes to the Common Systems. Each Party shall advise the other Party as soon as reasonably practical after it becomes aware of any of the aforesaid matters which could reasonably require a modification to the Annual Operating Plan.

5.4.2	The Joint Operating Committee shall, not less than ten (10) days following its receipt of any such proposed modification, meet or otherwise communicate to discuss and resolve the terms of any such proposed modification.

5.5	Updating Procedures

Operator shall, from time to time and consistent with Good Utility Practice and all Manufacturer Recommendations, update the Annual Operating Plan, the Operating Manuals and the Agreed Procedures at such times as may be appropriate to reflect changes in assumptions made in their preparation which are desirable in the light of performance of the Utility Plant or any other change in circumstances which is material in connection with such Plan, Operating Manuals or Agreed Procedures. All such updates shall be (i) made in such manner as to identify any additions or deletions to the Operating Manuals or Agreed Procedures, (ii) submitted to the Joint Operating Committee for consideration and approval, (iii) maintained at the Utility Plant, and (iv) available to the Owner for inspection and audit. In the event the Owner disapproves of an update to the Operating Manuals or Agreed Procedures, the Operator shall, subject to the following sentence, make such modifications as reasonably requested by the Owner. If the Owner and the Operator cannot agree, and if the Operator considers the Owner’s request to be unreasonable, such update shall be treated as not having been put into effect, the Operating Manual and/or Agreed Procedure at issue shall be treated as not being so updated, and the dispute as to the update shall be resolved pursuant to Article 21.0 .

5.6	Payment

Subject to the other provisions of this Agreement, the Owner shall pay the Operator for the Operation Phase Services on the basis of the Net Output from the Utility Plant as more fully set out in Schedule 7. The Operator shall invoice the Owner on a monthly basis and the Owner shall pay each such invoice within 20 days of its receipt thereof, provided that for so long as the Operator has accounts payable owing to the Owner under this Agreement or any other contract or arrangement with the Owner (including the supply of electricity to the Operator), the Owner will set off the amount payable by the Owner under this Agreement against those accounts payable by the date on which the relevant account payable from the Operator is due.

6.0 SHARED SERVICES

6.1	Overview

The Operator shall provide the Shared Services in accordance with Schedule 4 and the Annual Operating Plan.

6.2	Common Systems

The Operator will manage, operate and maintain the Common Systems as if they are part of the Utility Plant for the purposes of the Operation Phase Services and the Annual Operating Plan. Any Sustaining Capital will be to the Operator’s account for any Common Systems that are not NSPI Assets. Each Party will be responsible for Special Capital in respect of its own assets provided that with respect to Common Systems, if a Party spends Special Capital to accommodate a request of the other Party, such Special Capital will be to that other Party’s account.

6.3	Payment

The Shared Services will be provided as part of the Operation Phase Services and consideration for the Shared Services will be paid for as part of the Operation Phase Services.

6.4	Notice of Rights

The Owner shall be entitled to affix notices, labels or markings to any Common System, or otherwise mark the Common Systems, to alert and notify third parties of the Owner’s rights in and to the Common Systems.

7.0 STEAM, CONDENSATE AND SHARED SERVICES

7.1	Overview

The Operator may use steam, condensate, Shared Services and Common Systems from the Utility Plant in accordance with Schedule 10.

7.2	Construction

The Owner shall bear the costs of all interconnecting pipe, steam, condensate and compressed air lines, instrumentation, controls, power and communication cabling (the “Steam and Condensate Fixtures”) all up to the Steam Points of Delivery, the Condensate Points of Delivery and the Common Systems delivery points as set out in the Construction Contract.

7.3	Operation and Maintenance

The Operator will operate and maintain the Steam and Condensate Fixtures as part of the Operation Phase Services.

7.4	Benchmark

The Operator will identify quantifiable measures on an hourly averaged basis for pressure, temperature and mass flow, and on a suitable (less than hourly) basis for tolerance on pressure, based on the average for those measures for the Operator’s Mill prior to the commissioning of the Utility Plant in accordance with the Construction Contract (the “Steam Benchmark”). On an ongoing basis, the Operator will keep detailed records of steam measurements at the Steam Points of Delivery for pressure, temperature, mass flow and tolerance on pressure on an hourly averaged basis against the Steam Benchmark and will submit the records to the Joint Operating Committee for its review for accuracy. The Joint Operating Committee shall reset the Steam Benchmark from time to time to adjust for trends in variances against the Steam Benchmark.

7.5	Risk of Steam, Condensate and Compressed Air

The Operator shall have the risk of loss of all steam, condensate and compressed air before and after the Steam Points of Delivery or Condensate Points of Delivery. Liability for all damage caused by or arising out of the steam, condensate or compressed air shall lie with the Operator, except to the extent that the damage from steam, condensate or compressed air directly arises from the Owner’s failure to pay for Sustaining Capital on the Steam and Condensate Fixtures in accordance with this Agreement.

7.6	Effect of Use of Steam

The Operator acknowledges that its use of steam will impact the Net Output from the Utility Plant and that an under-delivery of Net Output may result in the payment of Liquidated Damages or other damages.

8.0 DISENGAGEMENT SERVICES

8.1	Overview

The purpose of the Disengagement Services is to ensure a smooth transition of the Services to the Owner or its Designee and to ensure that to the extent that the Operator’s Mill is in operation, the Operator continues to receive such steam as is necessary to operate the Operator’s Mill at the Steam Benchmark standard, and the Parties each continue to receive the applicable Shared Services. During the Disengagement Phase, the Operator will provide the Disengagement Services in accordance with the Disengagement Plan and the instructions of the Owner from time to time.

8.2	Operation Phase Services

During the Disengagement Phase, the Operator will continue to provide all Operation Phase Services and/or Transition Phase Services (as the case may be), in accordance with the terms of this Agreement, but subject to the terms of the Disengagement Plan.

8.3	First Disengagement Plan

The Operator will prepare the Disengagement Plan during the Transition Phase and submit it to the Joint Operating Committee for its review and approval. Within thirty (30) days of the Joint Operating Committee’s receipt of a proposed Disengagement Plan, the Joint Operating Committee shall provide written comments to the Operator with respect thereto and request any additions, changes or modifications to such Plan, which changes and modifications shall be prepared in accordance with Good Utility Practice and the requirements of this Agreement. All required and suggested changes to the proposed Disengagement Plan shall be provided by the Joint Operating Committee to the Operator for its review and shall be made by the Operator within fifteen (15) days following Operator’s receipt of the comments on the proposed Disengagement Plan. Once approved by the Joint Operating Committee, the Disengagement Plan shall be submitted to the Owner for final acceptance. The Owner and the Operator shall use all reasonable efforts to reach agreement thereon within ninety (90) days of the original submission to the Joint Operating Committee. If the Owner and the Operator cannot agree by the end of the Stub Period, any dispute shall be resolved pursuant to Article 21.0.

8.4	Contents of Disengagement Plan

The Disengagement Plan will specify the tasks, the resources and the personnel to be used to (a) effect a smooth transition of the Services and any necessary Common System assets from the Operator to the Owner or the Designee and (b) ensure both a continued supply of steam at the Steam Benchmark standard to the Operator’s Mill and, at the option of the Owner a continued supply of Fuel to the Utility Plant, and will:

8.4.1	Specify the processes and procedures to give effect to the seamless migration of responsibility for the provision of the Services in accordance with the terms of the Agreement.

8.4.2	Include a detailed description of the following:

(i)	the management structure and roles and responsibilities of the personnel to be used for the Disengagement Services;

(ii)	hand-over plans for the delivery and/or return of any relevant Owner materials and other assets;

(iii)	the tasks to be performed to effect a smooth transition;

(iv)	a timetable incorporating staged cut-overs of different parts of the Services;

(v)	key dependencies and risks as well as risk mitigation planning;

(vi)	all consultancy and training services to be provided; and

(vii)	the right of access to, and use of, any part of the Common Facility used in the provision of the Services.

8.4.3	Include as a schedule to the Disengagement Plan an engineering report setting out the engineering steps required to separate the operation of the Facility from the Combined Facility. For the avoidance of doubt, the Parties do not contemplate that disengagement would necessarily result in the separation of the Facility from the Combined Facility.

8.4.4	Specify all assets used for the provision of the Common Systems or otherwise used in the provision of the Services but which are not owned by the Owner or Operator.

8.4.5	Specify all assets used for the provision of the Common Systems or otherwise used in the provision of the Services and which are owned by the Operator.

8.4.6	Set out the provisions by which steam and condensate will be provided through the operation of the Utility Plant and Shared Services will be provided by each Party after disengagement. The price for the steam, Fuel and other services so supplied after disengagement shall be calculated in accordance with the Steam, Fuel and Shared Services Agreement attached at Schedule 5.

8.4.7	Set out the approach for the continued supply of Shared Services to both Parties.

8.5	Amending the Disengagement Plan

The Joint Operating Committee will review the Disengagement Plan on an annual basis to determine whether it, or any part of it, requires updating or amending. For purposes of effecting changes, if any, to the Disengagement Plan, the Operator shall prepare and submit to the Joint Operating Committee, for its review and written approval, any modifications to the Disengagement Plan as are necessary to account for (i) material changes to the maintenance plans and schedules; (ii) material changes to the scope and design of the Utility Plant; (iii) Changes in Law; (iv) the execution of any contract, instrument, or agreement, or any amendment, modification or supplement thereto, in each case, entered into by the Owner after the Effective Date which may have a material effect on the separation of the Utility Plant from the Operator’s Mill such that the Utility Plant is able to operate independently; (v) any additional Services required by the Owner; (vi) any planned sale of, or modification to, the Operator’s Mill or any material part thereof, and (vii) any changes to the Common Systems, including any changes to the ownership, or encumbrance on, of any of the Common Systems. Each Party shall advise the other Party as soon as reasonably practical after it becomes aware of any of the aforesaid matters which could reasonably require a modification to the Disengagement Plan.

8.6	Notice

Within 30 days of receiving or issuing a termination Notice under this Agreement, or prior to its expiry (including all renewal terms), the Joint Operating Committee, shall provide notice to the Parties setting out the commencement date and the term of the Disengagement Phase. The Operator will commence the Disengagement Services in accordance with the Disengagement Plan and the commencement date specified in such Notice.

8.7	Term of Disengagement Phase

At any time during the Disengagement Phase, the Owner, in its sole discretion, may accelerate the progress of the disengagement and terminate this Agreement in advance of the end of the Disengagement Phase. The Owner shall provide the Operator fifteen (15) days’ advance Notice of any such planned acceleration, and shall compensate the Operator for any costs the Operator may incur on account of such acceleration.

8.8	Payment

In the event of a termination of this Agreement for Material Breach thereof by the Operator, no additional consideration will be payable by the Owner for the Disengagement Services. In the event the Agreement expires or is terminated for any reason other than the Material Breach thereof by the Operator, the Owner will pay the Operator for the Disengagement Services on a time and materials basis in accordance with Schedule 5.

8.9	Steam, Fuel and Shared Services Agreement

The terms of the Steam, Fuel and Shared Services Agreement attached as part of Schedule 5 will apply after the termination or expiry of this Agreement for any reason and under any circumstances except for termination of this Agreement under Section 2.1 or an assignment of this Agreement by the Operator in a manner contrary to the provisions of this Agreement.

8.10	Right to Assignment

During the Disengagement Phase, subject to the rights, interests and encumbrances of any Lender to the Operator, the Owner shall have the right, but not the obligation, to have assigned or novated to it, or partially assigned to it, as applicable, any contract (other than any employment contract) that is required for the provision of any Services under this Agreement. During the Disengagement Phase the Owner shall have the first right but not the obligation to have assigned to it any permits, approvals, consents and licenses that are required for the provision of any Services under this Agreement.

8.11	Right to Make Offers

During the Disengagement Phase, the Owner shall have the right, but not the obligation, to make offers of employment to any or all of the employees providing Services at the Utility Plant provided that the term of any employment agreement will only commence upon the expiry of the Disengagement Phase to the extent that retention of that personnel is necessary to enable the Operator to meet its obligations during the Disengagement Phase. The Operator will not prohibit or otherwise restrict (whether by way of a non-compete clause, restrictive covenant or otherwise) any employee who provides Services at the Utility Plant from accepting an offer of employment from the Owner in respect of a position at the Utility Plant during or after the Disengagement Phase.

9.0 GENERAL OPERATOR OBLIGATIONS

9.1	Public Relations

The Operator shall use its reasonable commercial efforts to maintain good relations with labour unions (both the Owner’s and the Operator’s), suppliers, customers, Subcontractors, Governmental Authorities and the local community.

9.2	Labour Negotiations

The Operator will consult with the Owner in respect of its negotiations with any labour union having an interest in the Utility Plant and will advise the Owner of any new labour agreements or changes to existing labour agreements. Notwithstanding any such consultation, the Operator will be solely responsible for its own labour matters.

9.3	No Liens

The Operator expressly waives and releases any and all rights it has under Applicable Law (including without limitation any lien rights under the Builders’ Lien Act (Nova Scotia)) to place a Lien on the Utility Plant or any other property of the Owner and shall undertake not to create or do any act, deed or thing which would result in the creation of any Lien on such property.

9.4	Access

The Operator shall provide the Owner and its respective Representatives unimpeded access to the Common Systems, subject only to such reasonable access policies and procedures (which include Transport Canada marine safety, security and customs laws) that the Operator generally has in place at the Operator’s Mill and advised to the Owner in writing from time to time. Owner shall have no obligation to pay for access to the Site or to contribute to the upkeep, maintenance or improvement of the roads into the Facility including for snow removal, road maintenance or security access.

9.5	Contingency Plan

The Operator will prepare a contingency plan to be provided to the Owner which sets out the steps the Operator will take to avoid and mitigate the effect of any reasonably foreseeable interruptions to the provision of the Services.

9.6	Procurement

The Operator shall procure all goods and services required for the Services (including non-capital spare parts) on a Through-Life Basis, taking into account quality, reliability and safety considerations, and possible economies of scale.

9.7	Title to Assets

Title to all fixtures at the Utility Plant and all personal property used for the Services at the Utility Plant provided or procured by the Operator pursuant to this Agreement for the Utility Plant will pass to the Owner immediately upon delivery of the property to the Operator or the Utility Plant (whichever occurs first). In addition, title to any equipment, tools, materials and supplies paid for by the Owner in accordance with the Annual Budget or otherwise will pass to the Owner immediately upon delivery of the materials to the Operator or the Utility Plant, or the payment for the relevant equipment, tools, materials or supplies (whichever occurs first).

9.8	Documentation

9.8.1	Documentation Standards

All documentation to be prepared, updated or maintained by the Operator hereunder (including any Documentation, Plans, Forecasts, manuals, procedures and budgets) shall be clear, concise and readily understandable by the intended audience. All documentation shall be prepared and delivered in such format and using such media as the Owner reasonably requests from time to time. Any review by the Owner and/or Joint Operating Committee and any resulting requests for changes or acceptance of the documents shall not relieve the Operator of its obligations under this Agreement or any liability in respect thereof.

9.8.2	Keeping Documentation Up-to-Date

Without limiting the requirements of Section 5.5, the Operator shall keep all Documentation up-to-date in all respects, including to take into account any Improvements or Additions, and shall ensure that all updated Documentation is made available to the Owner on an extranet site acceptable to the Owner.

9.9	Modifications to the Facilities

Subject always to the requirement to comply with Applicable Laws, the Operator will not make any material modifications to the Combined Facility or substitutions to equipment or parts that will have a direct adverse effect on (i) the Utility Plant; or (ii) the Net Output of the Utility Plant; or (iii) the viability of the Project, without first providing the Owner with reasonable Notice taking into account the nature of the modification or substitution and the urgency with which such modification or substitution is to be made.

9.10	Governmental Approvals

The Operator shall apply for, and obtain and maintain, all Governmental Approvals which are required for the management, operations and maintenance of the Facility unless otherwise agreed by the Parties acting reasonably. The Owner shall provide the Operator with such reasonable assistance to obtain and maintain such approvals as the Operator may require from time to time.

9.11	Construction of the Utility Plant

The Operator shall perform, or cause to be performed, its obligations under the Construction Contract.

9.12	Operation of Facility

Notwithstanding any other provision of this Agreement, the Operator shall operate the Utility Plant and each individual piece of equipment within the Facility at all times within the set operating limits for such items. The relevant operating limits will be set by the Joint Operating Committee in order to comply with all manufacturer’s specifications, Good Utility Practice and insurance requirements. If the Joint Operating Committee has not specified operating limits for the Utility Plant or any individual piece of equipment within the Facility, the Operator shall request such specification from the Joint Operating Committee and, in the meantime, shall operate the relevant item in accordance with Good Utility Practice and in accordance with the relevant manufacturer’s specifications.

10.0 ORGANIZATION

10.1	Organization

The Operator shall provide an appropriate number of suitably certified, qualified, competent and experienced operations, maintenance, technical support, management and administrative personnel as may be required to perform the Services in accordance with this Agreement. Such personnel shall be appropriately licensed as may be required under Applicable Laws.

10.2	Plant Manager, Supervisory Staff and Personnel

10.2.1	The Operator shall appoint and continually employ appropriately qualified, competent and experienced individuals for the plant manager, chief power engineer, supervisory staff and operating staff positions at the Utility Plant. Owner reserves the right to review the qualifications of and approve or disapprove, acting reasonably and providing written grounds for any disapproval, the appointment of the proposed plant manager, chief power engineer and all supervisory staff positions, and any successors or replacements thereof, provided that the Operator may refer any unreasonable disapproval of the Owner to dispute resolution under Article 21.

10.2.2	The individual appointed as plant manager shall have full authority to act for and on behalf of Operator in connection with the operation and maintenance of the Utility Plant and the performance of the Services. The Operator shall be bound by the written communications, directions, requests and decisions made by such plant manager within the scope of his/her authority.

10.3	Removal and Replacement

10.3.1	The Owner may, in its reasonable discretion, require Operator to remove and replace the plant manager and supervisory staff for poor performance or other grounds by Notice stating the reasons for its dissatisfaction with that individual and its view that justifiable cause exists for the removal and replacement of that individual. If the Operator does not agree that there are grounds for the individual’s removal, either Party may refer the issue to dispute resolution, in accordance with Article 21.0 .

10.3.2	Subject to the Owner’s approval rights under Section 10.2.1, the Operator shall replace any removed individual as soon as practicable with a suitably certified, qualified, competent and experienced individual.

10.3.3	If a plant manager or member of the supervisory staff of the Utility Plant dies, retires, is dismissed, terminates employment or is otherwise prevented from carrying out his/her duties, the Operator shall, subject to the Owner’s approval rights under Section 10.2.1, cause a suitably certified, qualified, competent and experienced replacement to be appointed promptly thereafter.

10.4	Owner Personnel

The Owner, in its sole discretion and at its expense, may provide one or more professional personnel to work in the Utility Plant and also to be on Site during the Transition Phase. The Owner intends to assign the Owner’s Representative to the Utility Plant and/or Site for the purposes of observing the performance of the Services and compliance with this Agreement. The intention is not to have the Owner’s Representative perform any of the Services. However, to the extent that any of Owner’s personnel provide Services at the request of the Operator, such personnel will be under the direction of the Operator and the Operator will continue to be solely responsible for the provision of the Services.

11.0 JOINT OPERATING COMMITTEE

11.1	Appointment

Within thirty (30) days after the execution of this Agreement, the Parties shall appoint a Joint Operating Committee (“Joint Operating Committee”) consisting of one (1) representative and one (1) alternate for each Party, who may be changed from time to time upon reasonable Notice. The size of the Joint Operating Committee may be increased or decreased at any time with the consent of each of the Parties, provided however that all times the Joint Operating Committee shall consist of an even number of members, one half of which shall be appointed by the Owner and one half of which shall be appointed by the Operator. The Owner shall be entitled to appoint the chairperson of the Joint Operating Committee from among the Joint Operating Committee’s members.

11.2	Regular Meetings

The Joint Operating Committee shall meet at least once each calendar quarter. Regular quarterly meetings of the Joint Operating Committee shall be called by the chairman of the Joint Operating Committee on not less than twenty (20) days’ Notice. Any member may reasonably request the chairman of the Joint Operating Committee to call a meeting of the Joint Operating Committee at any other time and the chairman will call such a meeting provided that not less than five (5) Business Days’ Notice shall be given of any such meeting and provided that no new items may be added to the agenda that is circulated with the Notice unless all of the members of the Joint Operating Committee are present at the meeting. Unless agreed otherwise by all of the members, all meetings of the Joint Operating Committee shall be held at the Utility Plant. Any action which under any provision of this Agreement is to be taken by the Joint Operating Committee may be taken (x) at a meeting of the Joint Operating Committee held at such place and time, on such terms (including telephone meetings at which all members participating can hear each other) and after such Notice (unless waived before or after the meeting) as the Joint Operating Committee may determine, or (y) without a meeting by written resolution signed by the required number of members necessary to take such action.

11.3	Voting

Except as may be otherwise provided in this Agreement, all decisions of the Joint Operating Committee shall require a unanimous vote in favour of the decision. If the Joint Operating Committee is unable to agree on any matter to be determined by it under this Agreement, such matter shall be resolved in accordance with Article 21. Notwithstanding any rule of procedure to the contrary, the chairman at any meeting of the Joint Operating Committee shall not be entitled to a second, extra or casting vote in the case of a tie vote at any such meeting.

11.4	Quorum

A quorum for meetings of the Joint Operating Committee shall be all of the members then in the Joint Operating Committee. Each Party shall ensure that its member (or members if the number of members of the Joint Operating Committee is increased) of the Joint Operating Committee is present at each meeting. If within one hour of the time appointed for a meeting of the Joint Operating Committee, a quorum is not present, the meeting shall stand adjourned to the same hour on the third Business Day next following the date of the failed meeting at the same place and Notice shall be given to each member of the Joint Operating Committee of such adjourned meeting not more than twenty-four (24) hours after the time of the failed meeting.

11.5	Responsibility

The Joint Operating Committee shall be responsible for the matters set out in this Agreement requiring Joint Operating Committee approval as well as for monitoring the implementation of the Services, Plans and Agreed Procedures, as each may be amended from time to time. The Joint Operating Committee will perform such other functions as may be identified in the Plans from time to time.

12.0 BUDGETING AND EXPENSES

12.1	Annual Budget

No later than ninety (90) days prior to the commencement of each Operational Year the Operator will develop in consultation with the Owner’s Representative, an estimate of the Sustaining Capital required to maintain the Utility Plant and to meet the Steam Benchmark in the next Operational Year and shall submit the Annual Budget to the Owner for review. The Annual Budget shall:

12.1.1	be prepared in accordance with the balance principle in section 12.9;

12.1.2	be prepared on a Through-Life Basis in respect of the Facility;

12.1.3	be itemized on a monthly cash flow basis; and

12.1.4	incorporate all proposed Budgeted Expenses.

12.2	Annual Budget Review

Within thirty (30) days of the Owner’s receipt of a proposed Annual Budget, the Owner shall provide written comments to the Operator with respect thereto and request any additions, changes or modifications to such Annual Budget, acting reasonably, which changes and modifications shall reflect the requirements of sections 12.1.1 to 12.1.3. All required and suggested changes to the proposed Annual Budget shall be provided by the Owner to the Operator for its review and shall be made by the Operator within fifteen (15) days following Operator’s receipt of the comments on the proposed Annual Budget. Owner and Operator shall use all reasonable efforts to reach agreement thereon by the date that is thirty (30) days prior to the applicable Operational Year. If the Owner and the Operator cannot agree as to the reasonableness of the Owner’s requested changes, any dispute shall be resolved pursuant to Article 21.0 .

12.3	Budget Overruns

If, at any time during the performance of the Services, the Operator reasonably anticipates that the aggregate costs for any Operational Year of Sustaining Capital may exceed the amount of Budgeted Expenses therefor, the Operator shall promptly advise the Owner of such situation by Notice, and pursuant to Section 12.5, propose for the Owner’s approval any changes to the applicable Annual Budget which the Operator considers necessary. The Owner will act reasonably in considering any request.

12.4	Limitations

Notwithstanding the foregoing Section 12.3, the Owner will not bear any costs other than those Budgeted Expenses incurred in accordance with the Annual Budget as it may be amended from time to time. The Operator shall have no authority, without the prior written approval of the Owner, to undertake any transaction or incur any expenditure in the name of, or on behalf of the Owner. Any costs or expenses incurred by the Operator in connection with any such unapproved transaction shall be solely for the account of the Operator.

12.5	Revisions

At the request of the Owner, the Operator shall update the applicable Annual Budget at such times as may be appropriate to reflect changes in assumptions made in its preparation which are desirable in the light of the performance of the Utility Plant or any other material change in circumstance or in the assumptions used to develop such Annual Budget, such as Changes of Law. These updates shall be submitted to the Owner for its written approval. In addition, to reflect such changes the Operator may, at any time, provide proposed revisions to any Annual Budget to the Owner for consideration. Unless otherwise specified by the Owner, such revisions shall become effective for purposes of this Agreement from the date of the Owner’s written approval thereof (if approved).

12.6	Disputes Regarding Annual Budget

If there is any dispute between the Operator and the Owner as to the form or content of any Annual Budget, or any amendments, changes or revisions thereto, which the Parties fail to resolve within the time periods for resolution set forth in Section 12.2:

12.6.1	The Owner shall be entitled to direct the Operator to perform in accordance with the relevant Annual Budget concerning the matter in dispute in the form and content desired by the Owner provided that the Operator is able to comply with all Applicable Laws and Good Utility Practice and there is no material adverse impact on the Operator’s Mill or its operations; and

12.6.2	To the extent the Operator’s ability to perform the Services in accordance with this Agreement is materially adversely affected as a result of the Owner’s failure to approve the relevant Annual Budget (or any revision of modification thereto), the Operator shall not be held in breach of this Agreement, and shall not be liable to the Owner for any loss suffered or incurred by the Owner as a consequence thereof; provided that (i) any such Damage is a direct result (whether solely or in part) of the Owner’s failure to approve such Annual Budget or any revision thereto, and (ii) the Operator uses reasonable commercial efforts to comply with the requirements of this Agreement notwithstanding such dispute.

12.6.3	Any disputed item under this Section 12.6 shall be resolved pursuant to Article 21.

12.7	Additional Capital Expenditures

The Owner, or its Designee with the Owner’s consent, shall have the right to request the Operator to incur additional capital expenditures beyond the total Budgeted Expenses for a Operational Year, as long as the Owner pays the associated cost.

12.8	Five-Year Forecast

In conjunction with, but separate from, the preparation of the Annual Operating Plan and the Annual Budget for each Operational Year, Operator shall prepare a rolling five-year operation and maintenance plan and cost forecast (including Sustaining Capital and recommended Improvements or Additions).

12.9	Balance Principle

The Parties acknowledge that a failure by one Party to incur management, operating and maintenance expenses on the one hand and Sustaining Capital on the other can have a direct economic impact on the other Party. The Parties agree that the following principle will be used to determine the balance between Sustaining Capital and management, operating and maintenance expenses:

12.9.1	the Operator agrees to incur such management, operating and maintenance expenses;

12.9.2	the Owner agrees to invest such Sustaining Capital in the Utility Plant; and

12.9.3	each Party agrees to invest such Sustaining Capital in respect of its own Common Systems,

each as would reasonably be expected by a prudent operator of a co-generation utility plant owned and operated by a single entity, having regard to Good Utility Practice.

13.0 CHANGE MANAGEMENT

13.1	Right to Make Changes

The Owner, or its Designee with the Owner’s consent, shall have the right to request the Operator to make Changes, including changes or modifications to any agreed Plan, the Annual Operating Budget, the Agreed Procedures, or to undertake additional activities not required by this Agreement or by Good Utility Practice. Either Party may request a Change to the extent required to take into account a Change in Law.

13.2	Process

Any Change will be made by way of a written change order issued and signed by the Owner. The Operator shall not undertake any such Change without receipt in advance of a change order or approval of a change order signed by the Owner. For greater certainty, any termination of this Agreement or any Service by the Owner shall not require a change order, but shall otherwise be governed by the applicable provisions of this Agreement.

13.3	Obligation to Make Changes

The Operator must not directly or indirectly reject or refuse a Change and shall make all Changes requested by the Owner, provided that the Owner fully compensates the Operator for any incremental costs it incurs and that such change is consistent with Good Utility Practice and conforms with Applicable Laws. Indirect grounds for refusing to provide, or rejecting, a Change include imposing unreasonable conditions for, or specifying any unreasonable impact or consequences of, undertaking the Change. It is not unreasonable for the Operator to consider material effects on the Operator’s Mill when determining the cost impact of a Change. Any disputed Change that cannot be resolved within the terms of the foregoing paragraph shall be resolved pursuant to Article 21.

13.4	Change in Law

In the event of a Change in Law, the Parties shall cooperate to make such changes as will keep the Parties on substantially the same economic terms as contained herein.

14.0 ENVIRONMENT

14.1	Certification

The Owner will obtain Certification for the Utility Plant as soon as reasonably practicable after the commencement of the Operation Phase. The Operator shall provide the Owner with all assistance reasonably required in connection with obtaining such Certification. The Operator must operate the Utility Plant in a manner consistent with the Certification requirements in order to ensure that the Certification remains in full force and effect.

14.2	Renewable Energy Credits

To the extent the Operator has, or may have, any right, title or interest in and to any Emissions Reductions and Renewable Energy Credits attributable to the Utility Plant (including all steam), the Operator hereby assigns, unconditionally and absolutely, all such right, title and interest free and clear of any and all Liens to the Owner, other than:

14.2.1	any credits similar to Emissions Reductions and Renewable Energy Credits which are attributable to the elimination or reduction of fossil fuel usage at the Operator’s Mill as compared to the Operator’s Mill prior to the Commercial Operation Date, which shall be for the benefit of the Operator and shall not be or be deemed to be assigned hereunder; and

14.2.2	any Emissions Reductions and Renewable Energy Credits arising directly pursuant to the Crown Lease Consent attributable to the Facility, with respect to which the Parties have entered into a separate agreement assigning such Emissions Reductions and Renewable Energy Credits to the Owner and setting out the restrictions required under section 13(b) of the Crown Lease Consent.

Unless requested by the Owner, the Operator shall not participate in any voluntary program with respect to Emission Reductions or Renewable Energy Credits attributable to the Utility Plant (other than the excepted credits) without the prior written consent of the Owner.

14.3	Fuel

The Operator shall only use Fuel complying with the specifications set out in Schedule 8, for the creation of Energy at the Utility Plant.

14.4	Hazardous Materials

The Operator shall be responsible, at its expense, to identify and properly manage, contain, handle, store, apply, install, use, maintain, repair, replace, clean-up, remediate, remove and dispose of any Hazardous Materials generated by the Combined Facility,. The Operator shall prepare and provide the Owner with all Material Safety Data Sheets (MSDS) associated with the Utility Plant.

15.0 RIGHTS AND RESPONSIBILITIES OF OWNER

15.1	General

Owner shall furnish to the Operator, at the Owner’s sole cost and expense, the information, services, materials and other items described below in the other provisions of this Article 15.0 , all such items to be made available at such times and in such manner as may be reasonably required by the Operator so as not to unreasonably hinder the expeditious and orderly performance of the Services.

15.2	Modifications to the Utility Plant

Subject always to the obligation to comply with Applicable Laws and Good Utility Practice, the Owner will not make or require the Operator to make any modifications to the Utility Plant that will have a direct material adverse effect on (i) the Operator’s ability to perform the Services hereunder; (ii) on the overall operation of the Facility; or (iii) on the Operator’s Mill or its operation. Subject always to the requirement to comply with Applicable Laws and Good Utility Practice, the Owner will not make any material modifications to the Utility Plant without first providing the Operator with reasonable Notice taking into account the nature of the modification and the urgency with which such modification is to be made.

15.3	Access to Utility Plant

Owner shall provide the Operator and each of its Representatives access to the Utility Plant in accordance with its security, access, health and safety policies then in effect. Owner shall reasonably promptly after the execution of this Agreement provide the Operator with the Owner’s then current security, access, health and safety policies, and shall provide the Operator any revisions to such documents reasonably promptly following the implementation of any such revisions.

15.4	Inspection

The Owner may at any time during the Term and following its expiry or termination, review, audit and inspect the Facility and/or the Site, the operation and maintenance thereof and the Operator’s performance of the Services and its obligations hereunder. Owner, and the Owner’s Representative, shall have the right to make unaccounted inspections of the Utility Plant and the Site at any time; provided that such inspections do not materially interfere with the performance by the Operator of the Services hereunder. All Persons, to whom access to the Site is granted, shall observe the Operator’s safety policies and procedures, including those related to the use of appropriate personal protection equipment.

15.5	Governmental Approvals

Owner shall apply for, and obtain and maintain, all Governmental Approvals which are required under Applicable Law to be obtained and maintained by Owner to perform its obligations under this Agreement but excluding those required to be obtained and maintained by the Operator. Operator shall provide the Owner with such reasonable assistance to obtain and maintain such approvals as the Owner may require from time to time.

15.6	Owner’s Representative and Agents

Owner shall notify the Operator of the appointment of a representative (the “Owner’s Representative”) who shall be authorized and empowered to act for and on behalf of the Owner on certain matters concerning the day-to-day operation of the Utility Plant. Owner shall deliver Notice to the Operator of the appointment of the Owner’s Representative, which Notice shall clearly state the scope of such representative’s responsibilities. In all such matters, the Owner shall be bound by the written communications, directions, requests and decisions made by Owner’s Representative within the scope of such representative’s authority.

15.7	Owner’s Right to Perform Services

If the Operator at any time fails to perform any act on its part to be performed under this Agreement, then the Owner may, but shall not be under any obligation to, and without further notice or demand upon the Operator (other than as set out further below) and without waiving or releasing the Operator from any of its obligations hereunder, perform any act on the Operator’s part. Unless immediate action is required in order to avoid harm to any Person or to the Owner’s interest in the Site, the Utility Plant, any Energy, or any Common System, the Owner shall give at least five Business Days’ prior Notice to the Operator and the Operator shall be entitled during such period to cure or produce a plan (acceptable to the Owner, acting reasonably) to cure its failure to perform. If the Owner has so accepted a plan to cure, the Operator shall diligently and in a timely fashion cure its failure to perform in accordance with such plan. In any event, the Owner shall give Notice to the Operator at the time of the performance of any act on behalf of the Operator. All sums paid by the Owner pursuant to this Section 15.7 and reasonably necessary incidental costs and expenses paid by the Owner in connection with any such act, including the reasonable costs and expenses of legal counsel, shall be paid to the

Owner by the Operator within 35 days of demand for such payment. The Operator acknowledges that the Owner’s actions under this Section 15.7 are designed to mitigate the Owner’s loss and that taking any such steps will not prevent the Owner from pursuing any other right or remedy under this Agreement or otherwise at law.

15.8 GIA

The Owner shall enter into the GIA and will provide a final version of the GIA to the Operator prior to the Commercial Operation Date and upon the agreement of any amendments to the GIA from time to time.

16.0 PAYMENTS

16.1	Currency of Payments

16.1.1	All payments hereunder shall be made in Canadian Dollars.

16.1.2	All Budgeted Expenses incurred by the Operator on behalf of the Owner pursuant to this Agreement shall be denominated in Canadian Dollars and the Annual Budgets, Plans, billing report and estimates required to be prepared pursuant to this Agreement shall reflect this currency.

16.2	Billing and Payments

All payments required under this Agreement shall be made no later than the date required by this Agreement, or if no date is specifically required, within thirty-five (35) days of receipt by the Party being charged of an invoice or bill from the other Party. Each Party will make payments by wire transfer, or by other mutually agreeable method(s), to the account designated by the other Party. Any amounts, both principal and interest, not paid by the due date will be deemed delinquent and will accrue interest at the Interest Rate, such interest to be calculated from the due date to the date the unpaid amount is paid in full.

16.3	Disputes and Adjustments of Invoices

The Owner, may in good faith, challenge the correctness of any invoice rendered by the Operator under the Agreement, and the Operator may adjust any invoice rendered for any arithmetic, computational or other error, within twelve (12) months of the date the invoice was rendered. In the event the Owner challenges an invoice or portion thereof, or any other claim or adjustment arising hereunder, is challenged, or the Operator adjusts any invoice, payment of the invoice in full shall be made when due by the Owner, with payment of the disputed amount only to be made to an escrow account pending resolution of such good faith dispute, and the Owner shall give Notice of the objection as to the disputed portion to the Operator at the same time. Any billing challenge or billing adjustment shall be in writing and shall state the specific basis for the challenge or adjustment. If it is determined that an adjustment to the invoice is appropriate, then such payment shall be made within five (5) Business Days of such determination along with interest accrued on such amount in the escrow account from the due date until the date paid, and any excess amount deposited in the escrow account by the Owner shall be returned to the Operator together with any accrued interest. An invoice rendered under the Agreement shall be binding on the Owner and the Operator unless challenged by the Owner or adjusted by the Operator in accordance with this subsection within twelve (12) months after the invoice is rendered.

16.4	Set-Offs

16.4.1	Owner shall have the right to set-off against amounts payable by the Owner to the Operator as set out in Section 5.6 of this Agreement as well as (a) any amount previously paid by the Owner to or on behalf of the Operator, which pursuant to any audit is determined to be an overpayment by the Owner to the Operator; (b) any fine or penalty imposed by any Governmental Authority which is incurred by the Operator except to the extent resulting directly from the acts or omissions of the Owner and which, if unpaid, could reasonably be expected to result in a Lien on Utility Plant or otherwise have a Material Adverse Effect, and which is paid by Owner on Operator’s behalf; (c) any Liquidated Damages which have not been paid by the Operator within the required time period; and (d) any other amounts due and owing from the Operator to the Owner under this Agreement. Notwithstanding any other provision hereof to the contrary, the Operator shall be liable for and shall pay all fines or penalties assessed against it, except to the extent such fines or penalties result directly from the acts or omissions of the Owner, and the Operator shall only be entitled to pay any such fine or penalty on behalf of the Owner after providing the Owner five (5) Business Days’ Notice that it intends to pay such fine or penalty if the Owner either does not: i) make such payment; or ii) advise the Operator it is in good faith contesting the requirement to pay such fine or penalty.

16.4.2	The Operator shall have the right to set-off amounts payable to the Operator by the Owner under this Agreement against amounts payable to the Owner by the Operator under this Agreement.

16.5	Due Date Adjustment

If the due date for payment of any amount hereunder falls on a day which is not a Business Day, then the due date shall be the first Business Day to occur immediately following such date.

17.0 RECORDS AND REPORTING

17.1	Record Keeping Obligations

The Operator shall keep complete and accurate records and all other data required for the purpose of proper administration of the Utility Plant and, without limitation, the Operator shall keep all records and other documentary evidence of any production incentives and payments hereunder and which may be necessary to establish, substantiate or maintain any claim or title of the Owner to Emissions Reductions and Renewable Energy Credits. All such records and Documentation shall be maintained as required by Applicable Law and Good Utility Practice but for no less than seven (7) years after the creation of the record or data.

17.2	Security of Records

All records and Documentation shall be stored and archived by the Operator in accordance with Good Utility Practice and in a manner which reasonably ensures their continued safety from destruction or loss and their confidentiality. Where records or Documentation are kept in electronic form, they must be backed-up and copied in accordance with Good Utility Practice for the retention and safety of records of such nature.

17.3	General Reporting

The Operator will provide in a timely manner to the Owner and its Designee any and all reports reasonably necessary to fulfill regulatory, legal, government relations, insurance or other similar requirements.

17.4	Incident Reports

The Operator will promptly, and in accordance with Applicable Law, inform the Owner and its Designee of any existing or potential permit violations or incidents, operating deficiencies or other conditions which may impede operation of the Utility Plant, materially add to cost or result in potential legal claims or actions. Such notification may be either written or oral, with length and content as reasonably requested by the Owner, or its Designee.

17.5	Regular, Periodic Reports

The Operator shall furnish to the Owner in writing a report as soon as available but in no event more than thirty (30) days after the end of each month of each Operational Year, in the form of Exhibit A attached hereto or such other form of report that may be agreed from time to time, a summary of such month’s operations and a summary of the Operational Year-to-date operations compared to the relevant Annual Budget and Forecasts delivered pursuant to this Agreement, including information in reasonable detail concerning (i) the Utility Plant’s production and availability during such period; (ii) the operating costs during such period; (iii) capital expenditures during such period; and (iv) any material developments during such period in the operations of the Facility, including material technical problems, discovery of any material defects in the physical plant and equipment of the Facility , environmental issues, material interruptions to operation of the Utility Plant, and material disputes with any Governmental Authority (including tax authorities) or material labour difficulties related to the Project.

17.6	Notification

Upon obtaining knowledge thereof, a Party shall deliver to the other Party each of the following within the respective time period specified for any of the following matters concerning or which may affect the Utility Plant, Services or the Project:

(a)	litigation, claim, dispute, action or proceeding by any Person which is either pending or threatened, Notice to be delivered within two (2) Business Days;

(b)	refusal, or bona fide threat of refusal, to grant, renew, or extend, or any pending litigation, claim, dispute, action or proceeding that might affect the granting, renewal or extension of any relevant Governmental Approval, Notice to be delivered within two (2) Business Days;

(c)	Emergency, Notice to be delivered within two (2) hours;

(d)	outage, (other than a Scheduled Outage), Notice to be delivered within four (4) hours;

(e)	any acceleration, postponement or extension of a Scheduled Outage, Notice to be delivered within one (1) Business Day;

(f)	death or serious injury to any individual, Notice to be delivered as soon as practicable upon the occurrence of such an incident, but in any event no later than four (4) hours after the incident;

(g)	lost time injury to any individual, Notice to be delivered within one (1) Business Day;

(h)	notice from any Governmental Authority of any inspection by such Governmental Authority of the Utility Plant or the Site, Notice to be delivered within one (1) Business Day, or, if such inspection is made without notice from such Governmental Authority, as soon as possible upon the occurrence of such inspection;

(i)	irreconcilable and material conflict between or among any documents that are material to the Project that comes to the attention of a Party in its normal course of business, Notice to be delivered as soon as practicable;

(j)	other event or circumstance that reasonably could be expected to have a Material Adverse Effect, which events or circumstances shall include industrial disputes, material violation of any environmental or other Applicable Law, or material damage to any of the major pieces of equipment comprising the Utility Plant, Notice to be delivered within one (1) Business Day; and

(k)	in respect of the Operator, the Operator’s knowledge of any facts or circumstances that suggest a likely sale, shut-down, closure (temporary or otherwise) or disruption to the Operator’s Mill or the Combined Facility generally, within two (2) Business Days of the Operator becoming aware of such facts or circumstances.

17.7	Other Requested Information

Throughout the Term, the Parties shall negotiate, discuss and work together and exchange and provide each other with such information as they can reasonably provide and which would or might assist the other in performing its obligations under this Agreement or the Owner in satisfying any of its obligations to third parties including any Government Authority. In particular, the Operator shall keep the Owner reasonably informed of matters relating to the Combined Facility which are associated with the Utility Plant, the business of the Operator relating to the Facility, and the Services, and shall provide the Owner with the relevant documentation to the extent that such information and documentation is reasonably available to the Operator and provision thereof may occur without material additional work, cost or financial impact to the Operator.

17.8	Audit

Throughout the Term and for a period of two (2) years following the Term, the Owner shall have the right to perform an audit, including a review of books and records, metering equipment and interviewing relevant personnel during business hours to confirm the Operator’s Actual Cost of Fuel as well as the accuracy of all metering obligations under this Agreement; provided that with respect to any Fuel audit, such audit shall be carried out by a qualified third party who shall keep confidential all information it receives in the course of such audit and shall disclose only the confirmation or lack of confirmation described in this section.

18.0 SUBCONTRACTORS

18.1	Consent

The Operator may not subcontract Services, other than Services consisting of the supply of Fuel, which aggregate $100,000 or greater per Operational Year to any single non-Affiliate Subcontractor, or $250,000 in total to all non-Affiliate Subcontractors in an Operational Year, without prior written consent of the Owner, which consent shall not be unreasonably withheld.

18.2	Subcontracts

Each subcontract with a Subcontractor, other than Fuel subcontracts, must contain terms that are consistent with this Agreement and not in any way prejudicial to the Owner. Without limiting the generality of the foregoing, the Operator will use commercially reasonable efforts to ensure that each such subcontract contains the following terms, expressly for the benefit of, and enforceable by, the Owner:

18.2.1	Subcontractor expressly waives and releases any and all rights it has under Applicable Law (including without limitation any lien rights under the Builders’ Lien Act (Nova Scotia)) to place a Lien on the Utility Plant or any other property of the Owner and shall undertake not to create or do any act, deed or thing which would result in the creation of any Lien on such property;

18.2.2	Subcontractor expressly waives the right to claim damages of any kind or nature whatsoever against the Owner arising out of, or in connection with, their subcontract with the Operator or their provision of any of the Services;

18.2.3	Subcontractor agrees to a transfer or assignment of its subcontract, whether by way of novation or otherwise, from the Operator to the Owner upon notice by the Operator to such Subcontractor; and

18.2.4	Subcontractor agrees to include in each of its own subcontracts with any sub-subcontractors the terms of this Section 18.2 to the Owner’s benefit.

In the event the Operator is unable to negotiate a subcontract including the above listed terms for a commercially reasonable price notwithstanding commercially reasonable efforts to do so, the Operator may seek the consent of the Joint Operating Committee and the Joint Operating Committee shall direct the Operator to either: (a) enter into its negotiated form of contract as shown to the Joint Operating Committee or (b) approve the additional costs directly arising from the requirement for the above clauses.

18.3	Responsibility

In any case, the Operator is solely responsible to the Owner for the management and operations of the Utility Plant, and subcontracting the Services or any portion thereof to an affiliate or a non-Affiliate Subcontractor shall not relieve the Operator of any of its duties, liabilities or obligations under this Agreement. The Operator shall remain directly liable to the Owner for the performance of such subcontracted Services as if such services had been performed directly by the Operator and not by an Affiliate or a non-Affiliate Subcontractor.

19.0 INSURANCE

19.1	Operator’s Insurance

Unless the Owner in writing otherwise consents, the Operator will obtain all insurance (the “Insurance”) as follows:

(a)	Property Insurance – The Operator will insure the Property as follows:

(i)	for the purposes of this Section 19.1 the “Property” means the entire property associated with the Facility including property of every description and kind and which is located within the Facility and all buildings, machinery, equipment, and other structures located in the Facility or that is part of the Facility, and anything in the nature of an improvement;

(ii)	the insurance of the Property will be all risk property insurance and broad comprehensive boiler and machinery insurance (herein called the “All Risk Insurance” and “Machinery Insurance” respectively, and collectively the “Property Insurance”);

(iii)	All Risk Insurance that will include the perils of fire, inherent explosion, explosion due to ignition, smoke, leakage of protective equipment, impact of aircraft, vessels and vehicles, riot, vandalism, malicious acts, earthquake, flood, tempest, windstorm, cyclone, tornado and hail and against such additional perils covered by policies normally in use from time to time for property like the Property;

(iv)	the All Risk Insurance will be in an amount which is not less than the full replacement cost of the Property, and subject to a deductible of not more than $5,000,000 for any one loss or occurrence;

(v)	the Machinery Insurance will be on a repair and replacement basis with combined limits for each accident in an amount not less than the full replacement cost of the Property; and

(vi)	the Property Insurance will contain a waiver of any subrogation rights that the insurers may have against the Owner or those for whom the Owner is in law responsible.

(b)	Liability Insurance – The Operator will obtain comprehensive general liability insurance (the “Liability Insurance”) as follows:

(i)	the Liability Insurance will be in an amount of not less than $50 million primary and excess inclusive limits and subject to a deductible of not more than $2,000,000 for any one loss or occurrence for bodily injury, death or damage to property (including loss of use or occupation);

(ii)	the Liability Insurance will cover legal liability with respect to claims and damages for injury to or death of persons or damage to property which may be claimed to have occurred on the Site and will include broad form property, occurrence property, owner’s protective, products, completed operations, personal injury, contingent employer’s, non-owned automobile, blanket contractual liability coverage, and sudden and accidental pollution liability coverage;

(iii)	the Liability Insurance will provide cross liability coverage and waiver of subrogation for each named insured for liability to every other named insured as if each named insured were insured under a separate policy.

(c)	Automobile Insurance – The Operator will obtain automobile liability insurance covering all licensed vehicles used by or on behalf of the Operator on the Site with inclusive limits of not less than $2 million and subject to a deductible for bodily injury, death or damage to or loss of property of not more than $500,000 per accident, and with third party liability coverage and accident benefits.

(d)	Pollution Insurance – The Operator will during the term obtain environmental damage and impairment insurance with limits not less than $5,000,000 (sudden and accidental pollution, not gradual pollution cover) and will have the Owner named as an insured party with cross-liability coverage and waiver of subrogation against the Owner.

(e)	All the Insurance,

(i)	will name the Owner, its directors, officers and employees as loss payee with respect to Property Insurance and as additional insured with respect to Liability Insurance;

(ii)	will not be subject to invalidation (as regards the interest of the Owner, its directors, officers and employees), by reason of any breach or violation of any warranties, representations, declarations or conditions;

(iii)	will be at the Operator’s expense and will be primary, non-contributing with, and not excess of, any other insurance available to the Owner;

(iv)	will be placed with financially responsible insurers authorized to do business in Nova Scotia; and

(v)	will provide for 60 days’ prior notice to the Owner by mail (prepaid, registered, and return receipt requested) in the event of cancellation or material change that reduces or restricts the Insurance

(f)	The Operator,

(i)	will maintain the Insurance in full force and effect at all times during the term of this Agreement and at all other times during which the Operator is in occupation of the Property;

(ii)	will notify the Owner promptly upon becoming aware of any fact or circumstance that could lead to the cancellation or lapsing of the Insurance and, to the extent commercially reasonable and attainable, will require any financing party having a secured interest in any policy of Insurance to notify NSPI of any possible cancellation or lapsing of any of the Insurance; and

(iii)	will provide the Owner with copies of all policies of the Insurance and renewals therof.

(g)	The Operator acknowledges that,

(i)	its covenant to provide the Insurance does not in any way limit or satisfy any other covenant or agreement of the Operator herein including, but not limited to, indemnification provisions; and

(ii)	The Owner’s review or approval of the form of, or a certificate of, the Insurance will not in any way limit or satisfy the Operator’s covenant to obtain and maintain the Insurance.

(h)

If the Property or a portion of the Property is damaged by fire or otherwise and the Property is lost, damaged, or destroyed, either in whole or in part, as a result of the occurrence of any peril for which the Property is insured or required to be insured by the Operator, then the Operator shall use the proceeds of the Property Insurance to rebuild, repair and restore the Property subject to the approval of the Owner provided that the Owner shall not withhold its approval to rebuild, repair and restore those elements of the Utility Plant required to provide the Operator with steam and Shared Services if the Operator requests the rebuilding, repairing and restoring of those elements. The Operator indemnifies the Owner Indemnified Parties for any and all Damages arising out of a failure to comply with this clause.

(i)	In the event of a loss that is covered by Property Insurance, each Party will pay an equal share of the deductible applicable to the loss unless the loss is the subject of an indemnity herein, in which case the indemnifying Party will be responsible for the whole of the deductible.

(j)	The Parties acknowledge that notwithstanding the foregoing, they may agree that the Property Insurance shall be carried by the Owner, and in such event the affected provisions of this Agreement shall be adjusted accordingly.

20.0 INDEMNITY AND LIABILITY

20.1	Limitation on Liability

Notwithstanding anything to the contrary contained in this Agreement:

20.1.1	Except as set forth in Section 20.1.3, the total aggregate liability of the Operator to the Owner and its Affiliates under this Agreement with respect to any Operational Year (including Liquidated Damages) shall be equal to $15 Million.

20.1.2	Except as set forth in Section 20.1.3, the total aggregate liability of the Owner to the Operator and its Affiliates under this Agreement with respect to any Operational Year shall be equal to $2 Million.

20.1.3	The limitation of liability set forth in Sections 20.1.1 and 20.1.2 and the exclusions of liability set forth in Section 20.1.4 shall not limit either Parties’ liability for, or be calculated to include payments made for, (i) any gross negligence or wilful misconduct of such Party, (ii) any indemnification obligations of such Party, (iii) in respect of the Owner, the Owner’s obligation to pay the Services Rate hereunder ; or (iv) in respect of each Party, that Party’s obligation to expend Sustaining Capital hereunder.

20.1.4	Except as set forth in Section 20.1.3, with respect to third-party claims or otherwise set out in this Agreement, no Party shall be liable to the other Party for any indirect, incidental, consequential, exemplary or punitive damages, irrespective of the causes thereof, including fault or negligence.

20.2	Liability Under the Construction Contract

To the extent that the Owner recovers for any Damages under the Construction Contract from the Operator, including by way of liquidated damages, the Owner cannot recover the same Damages in respect of the same loss or damage under this Agreement.

20.3	Indemnities

20.3.1	General Indemnities

Owner shall fully indemnify, hold harmless and defend the Operator and each of its Affiliates, and the directors, officers, agents, employees, successors and assigns of each of them (the “Operator Indemnified Parties”), from and against any and all Damages directly or indirectly arising out of, resulting from or related to third-party claims in respect of any damage to or destruction of property of, or death of or bodily injury to, any Person, (whether such person is an employee of an Operator Indemnified Party, Owner or any Subcontractor, or is a Person unaffiliated with the Project) but only to the extent caused by or contributed to by the Owner’s fault, tortuous act, negligence or strict liability in the performance of the Owner’s obligations hereunder or by any breach by the Owner of its obligations hereunder, and in any event excluding damages to the extent attributable to any matters covered by Operator’s indemnity under Section 20.3.2. Owner’s indemnity under this Section 20.3.1 is for the exclusive benefit of Operator Indemnified Parties and in no event shall inure to the benefit of any other Person. Any indemnification payable with respect to a claim by an Operator Indemnified Party hereunder shall be net of any insurance proceeds paid to such Person under its or the Owner’s insurance policies with respect to the circumstances giving rise to the Owner’s indemnification of such Person hereunder.

20.3.2

Operator shall fully indemnify, hold harmless and defend the Owner and each of its Affiliates, and the directors, officers, agents, employees, successors and assigns of each of them (the “Owner Indemnified Parties”), from and against any and all Damages directly or indirectly arising out of, resulting from or related to third party claims in respect of any damage to or destruction of property of, or death of or bodily injury to, any Person (whether such person is an employee of an Owner Indemnified Party, Operator or any Subcontractor, or is a Person unaffiliated with the Project), and claims for wages or other costs due by the Operator or any Subcontractor, but in each case only to the extent caused or contributed to by the Operator’s fault, tortuous act, negligence or strict liability in the performance of the Operator’s obligations hereunder or by any breach by the Operator of its obligations hereunder, and in any event excluding damages to the extent attributable to any matters covered by Owner’s indemnity under Section 20.3.1. Operator’s indemnity under this Section 20.3.2 is for the exclusive benefit of the Owner Indemnified Parties and in no event shall inure to the benefit of any other Person. Any indemnification payable with respect to a claim by an Owner Indemnified Party hereunder shall be net of any insurance proceeds paid to such Person under its or the Operator’s insurance policies with respect to the circumstances giving rise to the Operator’s indemnification of such Person hereunder.

20.3.3	Operator Indemnities

Operator shall fully indemnify each of the Owner Indemnified Parties, from and against any and all Damages directly or indirectly arising out of, resulting from or related to:

(i)	damage to the Purchased Assets between the Effective Date and the Commercial Operation Date, except excluding damage to the Purchased Assets to the extent attributable to the Owner Indemnified Parties or their contractors (but not the Operator);

(ii)	all liabilities for the payment of the amount of any Lien claimed against the property of the Owner or other property in the Owner’s possession directly related to the Project by the Operator, any Subcontractors, employees and/or agents of the Operator and the Operator shall promptly vacate any such Lien at its sole expense;

(iii)	infringement or alleged infringement of any intellectual property or other proprietary right based upon, or arising from, the Services including design and engineering, or the materials and equipment designed or incorporated into the Utility Plant by the Operator its Subcontractors or vendors, except to the extent that the Damages arise as a result of the Owner directing the Operator to use a specific design or specific materials;

(iv)	the failure of the Operator to comply with any Applicable Laws in the provision of the Services or otherwise in connection with this Agreement;

(v)	any claim that any personnel of the Operator (including its Subcontractors) is an employee of the Owner; and

(vi)	the Release of any Hazardous Material from the Combined Facility, except to the extent that the Damages arise from the acts or omission of the Owner Indemnified Parties or their contractors (but not the Operator).

20.4	Liquidated Damages

The Parties acknowledge and agree that, in the circumstances where Liquidated Damages are payable by the Operator, the Owner will suffer financial damage in such circumstances and that such financial damage will be proximate and substantial, but the actual amount thereof will be very difficult, if not impossible to ascertain, and, accordingly, the amount, or method of determining the amount, of the Liquidated Damages is a genuine pre-estimate, or a methodology for arriving at a genuine pre-estimate, of the amount of such financial damage and shall not be considered penal.

21.0 DISPUTE RESOLUTION

21.1	Step Negotiation

In the event of a dispute regarding this Agreement, the Parties shall attempt to resolve the dispute amicably and promptly by appointing a senior executive of each Party to attempt to mutually agree upon a resolution. Either Party may give the other Party Notice of any dispute or claim. Within ten (10) days after delivery of said Notice, the executives will meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to exchange information and attempt to resolve the dispute or claim within thirty (30) days. If the two senior executives cannot reach a resolution, the dispute may be set for arbitration as described herein.

21.2	Third Party Technical Expert

In the event of a dispute arising between the Parties as to the subject matter of this Agreement that cannot be resolved between them, the Parties agree to submit the dispute to binding arbitration, unless the dispute is of a technical or engineering nature and the Parties have agreed to a technical dispute mechanism, including appointing a technical expert, in which case the dispute will be referred to the technical expert in accordance with the procedure determined by the Parties pursuant to section 21.5.

21.3	Arbitration

Arbitration will be carried out, pursuant to the terms of the Commercial Arbitration Act (Nova Scotia). In particular, the Parties agree to utilize the arbitration procedure attached as Schedule “A” to the Commercial Arbitration Act (Nova Scotia) in the conduct of the arbitration. The Party wishing to have any dispute submitted to arbitration (the “Claimant”) shall give Notice to the other party (the “Respondent”) specifying the particulars of any issue in dispute and proposing the name of the individual it wishes to be the single arbitrator. Within fifteen (15) days thereafter, the Respondent shall give Notice to the Claimant advising whether the Respondent accepts the arbitrator proposed by the Claimant. If Notice is not given within the fifteen (15) day period, the Respondent shall be deemed to have accepted the arbitrator proposed by the Claimant. In the event that the Parties can not agree on a single arbitrator within the fifteen (15) day period, the arbitrator shall be selected in accordance with the Commercial Arbitration Act (Nova Scotia). No such arbitrator shall have previously been employed by either Party and shall not have a direct or indirect interest in either Party or the subject matter of the arbitration. The cost of the arbitration (excluding a Party’s legal fees and disbursements) shall, unless otherwise ordered by the arbitrator or the panel, be borne equally by the Parties. The decision of the arbitrator shall be final and binding and the beneficiary of any award of the arbitrator may bring proceedings in any jurisdiction to enforce the award or any judgment enforcing the award. The bringing of such proceedings in one or more jurisdictions shall not preclude the bringing of enforcement proceedings in any other jurisdiction. In connection with any such proceeding, each Party waives any right to de novo review of the award against that Party. All matters relating to any arbitration held pursuant to this Section, including the existence of the dispute and its referral to arbitration, shall be held in confidence by both Parties and disclosed only with the consent of both Parties or if required by Applicable Law.

21.4	Continued Performance

All Services and the performance of all other obligations under this Agreement shall continue during the dispute resolution proceeding.

21.5	Technical Disputes

As part of the Transition Phase Plan, the Parties will work together to determine a technical dispute mechanism, including appointing a technical expert, to resolve any disputes of a technical or engineering nature, including disputes regarding the effect of Draft Procedures on the Operator’s Mill, on an expedited basis. Once the process and technical expert are agreed, the Parties will refer all disputes of a technical or engineering nature to the technical expert rather than to arbitration. If the technical expert ceases to be engaged by the Parties, the Parties shall appoint a new technical expert as soon as reasonably practical. If the technical expert indicates that any dispute referred to the technical expert is beyond his or her technical expertise, he or she may recommend an alternate technical expert to the Parties, and if the Parties cannot agree on an alternate technical expert, the matter in question shall be referred to arbitration pursuant to Section 21.3.

22.0 FORCE MAJEURE

22.1	Effect of Force Majeure Event

Each Party shall be excused from performance and shall not be construed to be in default in respect of any obligation hereunder, for so long as and to the extent that failure to perform such obligation is due to a Force Majeure Event; provided, however, that notwithstanding anything in this Article to the contrary, a Force Majeure Event shall not excuse either Party from the obligation to make payments for any obligation.

22.2	Notice of Force Majeure Event

If either Party desires to invoke a Force Majeure Event as a cause for delay in its performance of, or failure to perform, any obligation hereunder, it shall, as soon as is practicable but in any event within five (5) Business Days after the occurrence of the inability to perform due to a Force Majeure Event, give Notice to the other Party of such date and the nature and expected duration and effect of such Force Majeure Event. Promptly, but in any event within ten (10) days, after a Notice is given pursuant to the preceding sentence, the Parties shall meet (or otherwise communicate) to discuss the basis and terms upon which the arrangements set out in this Agreement shall be continued, to the extent feasible taking into account the effects of such Force Majeure Event.

22.3	Mitigation of Force Majeure Event

Each Party suffering a Force Majeure Event shall take, or cause to be taken, such action as may be necessary to void, or nullify, or otherwise to mitigate, in all material respects, the effects of such Force Majeure Event. The Parties shall take all reasonable steps to ensure normal performance under this Agreement, including the resumption of any disrupted obligations.

23.0 INTELLECTUAL PROPERTY

23.1	Owner Intellectual Property

Designs, drawings, specifications, instructions, manuals and other documents created, produced or commissioned by the Owner and relating to the Utility Plant and to the carrying out of the Services at the Facility and copyright therein and all Intellectual Property Rights relating thereto (“Owner Intellectual Property”) are, shall be, and shall remain the property of the Owner. The Owner hereby grants to the Operator a non-exclusive, royalty-free, non-transferable license to use the Owner’s Intellectual Property in connection with the providing of the Services to the Owner only. Such license shall be irrevocable for any period during which the Operator is required to provide the Services.

23.2	Operator Intellectual Property

The Operator hereby grants the Owner a non-exclusive, royalty-free, non-transferable (other than as permitted below) license to use solely with regard to the providing of Services to the Owner any Intellectual Property Rights owned by the Operator required in connection with the provision of the Services. Such license shall be irrevocable during the life of the Utility Plant and thereafter for such period as may be required to satisfy the Owner’s regulatory, record keeping and reporting obligations. Such license may be transferred by the Owner only to a Person who purchases the Utility Plant or who is retained by the Owner to provide such Services, and subject to the terms of this Agreement applicable to the Operator’s Intellectual Property Rights. With respect to a service provider retained by the Owner to provide the Services (other than the Operator), the Owner shall be liable to the Operator for any breach by such transferee of the terms of this Agreement applicable to the Operator’s Intellectual Property Rights as if the Owner itself had made such breach.

23.3	Third Party Intellectual Property

The Operator will use reasonable efforts to use open source or open commons licence intellectual property for all aspects of the Utility Plant. Prior to concluding any contract with any third parties relating to the supply of materials or services specifically created by third parties for the purposes of providing the Services, the Operator shall use reasonable commercial efforts to provide that such third party grant irrevocable non-

exclusive, royalty-free licenses to each of the Operator and the Owner to use all Intellectual Property Rights pertaining to such contract, with the right for the Owner to assign such license to, or grant a sub-license to, any person appointed operator of the Utility Plant from time to time.

24.0 REPRESENTATIONS AND WARRANTIES

24.1	Representations and Warranties by Each Party

Each Party represents and warrants to the other Party that, as of the Effective Date:

24.1.1	It is duly organized and validly existing as a company or corporation under the laws of its jurisdiction of formation and has all requisite power and authority to own its property and assets and to conduct its business as presently conducted or as proposed to be conducted under this Agreement.

24.1.2	It has the power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.

24.1.3	It has taken all necessary action to authorize its execution, delivery and performance of this Agreement, and this Agreement constitutes the valid, legal and binding obligation of such Party enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors or by general equitable principles (whether considered in a proceeding in equity or at law).

24.1.4	No Governmental Approval is required for (i) the due and valid execution and delivery of this Agreement, or (ii) the performance of such Party of its obligations under this Agreement, except: (A) such Governmental Approvals as have been duly obtained or made, or (B) such as are or will be required for the implementation of the Project.

24.1.5	None of the execution or delivery of this Agreement, the performance by such Party of its obligations in connection with the transactions contemplated hereby, or the fulfillment of the terms and conditions hereof shall: (i) conflict with or violate any provision of its constating documents, (ii) conflict with, violate or result in a breach of any Applicable Law currently in effect, or (iii) conflict with, violate or result in a breach of or constitute a default under or result in the imposition or creation of any Lien under any agreement or instrument to which it is a party or by which it or any of its properties or assets are bound.

24.1.6	No meeting has been convened for its Winding-Up and, so far it is officers are aware, no petition, application or the like is outstanding or threatened for its Winding-Up.

24.1.7	It is not a party to any legal, administrative, arbitral or other proceeding, or to the best knowledge of such Party, threatened or any investigation or controversy pending, that would adversely affect such Party’s ability to perform its obligations under this Agreement.

24.1.8	The recitals at the beginning of this Agreement are accurate.

24.2	Additional Representation and Warranty by the Operator

Operator further represents and warrants to the Owner, as of the Effective Date and continuously throughout the Term, that:

24.2.1	It or its Affiliates has substantial expertise and experience in the operation and maintenance of facilities for the production of electrical energy and it or its Affiliates is fully qualified to operate and maintain the Utility Plant in accordance with the terms of this Agreement;

24.2.2	If the Operator ceases its manufacturing operations at the Operator’s Mill, or if the License and Management Agreement between the Province of Nova Scotia and the Operator dated March 25, 1969 is terminated in the manner set out in clause 22 of the Crown Lease Consent, then the Province of Nova Scotia has agreed that it will provide to any assignee of the Project means to ensure a continued fuel supply in the manner set out in such clause 22;

24.2.3	The Operator has access to an adequate supply of Fuel to meet its obligations under this Agreement;

24.2.4	The Operator is certified by the FSC or a similar equivalent certification authority in respect of forestry practices.

25.0 GUARANTEE

The Operator will ensure that the Parent enters into the parent guarantee substantially in the form set out in Exhibit B.

26.0 MISCELLANEOUS

26.1	Amendments

The Agreement may be amended only in writing executed by the Parties hereto.

26.2	Governing Law

26.2.1	Choice of Law and Jurisdiction

This Agreement and the rights and duties of the Parties hereunder shall be governed by and construed, enforced and performed in accordance with the law as of the province of Nova Scotia and the federal laws of Canada applicable therein without regard to principles of conflicts of law. Each Party waives its respective right to any jury trial with respect to any litigation arising under or in connection with this Agreement.

26.2.2	Applicable Laws, Regulation, Orders, National Approvals and Permits

This Agreement is made subject to all existing or future applicable national and local laws and to all existing or future duly promulgated orders or other duly authorized actions of governmental authorities having jurisdiction over the matters contained in this Agreement.

26.3	Notices

All approvals, consents, notices, requests, statements, or payments required to be made under this Agreement shall be made in writing and shall be delivered in person, by letter, facsimile or other documentary form (“Notice”) including by email provided that any approvals and notices of claims or determinations must be made by letter or facsimile. Notice by facsimile or hand delivery shall be deemed to have been received by the close of the Business Day on which it was transmitted or hand delivered (unless transmitted or hand delivered after close, in which case it shall be deemed received by the close of the next Business Day). Notice by overnight mail or courier shall be deemed to have been received the next Business Day after it was sent. A Party may change its addresses or the persons to whom Notices or copies thereof shall be directed by providing Notice of same in accordance herewith:

To Owner:

Corporate Secretary

Via Courier:

Barrington Tower

1894 Barrington Street, 18th Floor

Halifax, NS B3J 2A8

Mail:

PO Box 910

Halifax, NS B3J 2W5

Telephone:	902-428-6096
Facsimile:	902-428-6171

Email:	Stephen.aftanas@nspower.ca

With a copy to:

Assistant General Counsel, Nova Scotia Power Incorporated

Via Courier:

Barrington Tower

1894 Barrington Street, 10th Floor

Halifax, NS B3J 2A8

Mail:

PO Box 910

Halifax, NS B3J 2W5

Telephone:	902-428-6934
Facsimile:	902-428-4006

Email:	peter.doig@nspower.ca

To Operator:

Vice-President, General Counsel and Secretary

8540 Gander Creek Drive

Miamisburg OH, 45438 USA

Telephone:	937-242-9339

Facsimile:	937-242-9459

Email:	doug.cooper@newpagecorp.com

And a copy to

NewPage Port Hawkesbury Corp.

General Manager

P.O. Box 9500

Port Hawkesbury, NS B9A 1A1

Telephone:	902-625-2460
Facsimile:	902-625-2595

Email:	tor.suther@newpagecorp.com

26.4	Assignment

26.4.1

This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each Party hereto. Subject to the provisions of Section 26.4.5, neither Party may assign all or any part of its rights or obligations hereunder to any other Person without the prior written consent of the other Party, which consent may not be unreasonably conditioned, withheld or delayed, provided that the Owner may assign this Agreement without the consent of the Operator to a Person who, pursuant to a change in Applicable Law, may be responsible for the generation of electrical energy in Nova Scotia.

26.4.2	In the case of a proposed assignment by the Operator, or a proposed assignment by a Lender in connection with the realization of its security interest, notice of a request for consent to assign shall be given by such Person to the Owner not less than thirty (30) days before the date of assignment and shall be accompanied by a proposed form of assignment and assumption agreement and evidence demonstrating to the reasonable satisfaction of the Owner:

(i)	that the assignee will take over the operation of the Operator’s Mill;

(ii)	the financial capacity of the assignee, which capacity shall be equal to or better than the credit rating of the Parent as at the Effective Date; and

(iii)	the technical capability of the assignee to perform and discharge the obligations and liabilities of the Operator under this Agreement.

26.4.3	Subject to the terms of section 26.4.5, any sale or other disposition of the Operator’s ownership interest in the Common Systems or any portion of the Operator’s Mill which is material to the Operator’s compliance with its obligations under this Agreement as well as any change of Control, merger, amalgamation or reorganization of the Operator, is deemed to be an assignment by the Operator.

26.4.4	Other than as set out in section 26.4.1, any sale or other disposition of the Owner’s ownership interest in the Utility Plant, is deemed to be an assignment by the Owner.

26.4.5

For all the purposes of this Agreement (i) a change of Control shall exclude (x) a change in the ownership of shares or units of ownership that are listed on a recognized stock exchange, (y) a sale of a majority of equity ownership interest in the Parent, or (z) any change in the equity ownership of any intermediary entity between the Parent and the Operator for corporate restructuring purposes provided that the Parent remains in Control of the Operator, (ii) any mortgage, pledge, charge, grant of a security interest or other assignment for collateral security purposes of any of the Operator’s rights, title and interests in this Agreement, the Facility or the Operator’s Mill in favour of any Lender providing secured financing to or for the benefit of the Operator or any of its affiliates as obligors shall not require the consent of the Owner provided that such Lender has acknowledged in writing in favour of the Owner that its security interest is subject to the Owner’s consent rights in Sections 26.4.1, 26.4.2 and 26.4.6 (except 26.4.6(i)), which shall apply in connection with any assignment by the Lender to another Person of the rights, title and interest of the Operator or Lender in this Agreement, the Facility or the Operator’s Mill upon the realization of its security interest, (iii) an assignment of the Operator’s obligations and liabilities under this Agreement to an operating affiliate shall not require the consent of the Owner, if evidence has been provided to Owner to demonstrate, to the reasonable satisfaction of the Owner, the capability of such operating affiliate to perform and discharge the obligations and liabilities of the Operator under this Agreement and the Operator remains jointly and severally liable with such operating affiliate.

26.4.6	Without limiting a Party’s right to consent or reject a requested assignment, any assignment (other than as set out in Section 26.4.5 (ii), above) is subject to the following conditions:

(i)	the assignor not being in default of its obligations under the Agreement;

(ii)	the assignee entering into and becoming bound by the Agreement and assuming all the obligations and liabilities of the assignor under the Agreement (arising after the assignment is effective);

(iii)	the assignee demonstrating to the reasonable satisfaction of the Party whose consent is required its financial and technical capability to fulfil and assume all such obligations and liabilities of the assignor or, in the case of a change of Control, merger, amalgamation or reorganization, the parties to that transaction demonstrating to the reasonable satisfaction of the Party whose consent is required, the continued ability of the party arising out of the change of Control, merger, amalgamation or reorganization, to perform and discharge its obligations and liabilities under the Agreement;

(iv)	the assignee’s past dealings with the Party whose consent is required or its Affiliates were acceptable to that Party acting reasonably; and

(v)	the assignment would not have a Material Adverse Effect, or adversely affect the operations of the Operator’s Mill in a material way,

and upon satisfaction of such conditions, the assignor shall be released from its obligations and liabilities under this Agreement except for those obligations and liabilities arising before the assignment is effective.

26.4.7	The Operator may assign its receivables under this Agreement to its Lender provided that it gives Notice of any such assignment to the Owner at least 30 days prior to the effective date of the assignment.

26.4.8	Subject to section 26.4.5, the Operator shall not effect any assignment or other disposition of its interest in the Agreement, including any event or action that is deemed an assignment, prior to the Commercial Operation Date.

26.5	Waivers

The failure of either Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of a Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

26.6	Independent Contractor

The relationship between the Parties is that of independent contractors for the performance of their respective obligations under this Agreement, and not as an agent, representative, partner or joint venturer of each other in respect of the Project.

26.7	No Third Party Beneficiaries

Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to either Party, nor to give any third persons any right of subrogation or action against either Party.

26.8	Entire Agreement

This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement between the Parties relating to the subject matter contemplated by this Agreement. This Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties and shall not be construed against one Party or the other as a result of the preparation, substitution, submission or other event of negotiation, drafting or execution hereof.

26.9	Partial Invalidity

Wherever possible, all provisions hereof shall be interpreted in such manner as to be effective and valid under applicable law, and any provision declared or rendered unlawful by any applicable court of law or regulatory agency or deemed unlawful because of a statutory change will not otherwise affect the remaining lawful obligations that arise under this Agreement, unless such a construction of the remainder of the Agreement would be unreasonable or deprive a Party of a material benefit under this Agreement. In such event, the Parties shall negotiate in good faith to amend this Agreement to remove the invalid provision and replace it with a legal, valid and enforceable provision that comes as close as possible to expressing the intention of the invalid provision unless prohibited by law.

26.10	Surviving Rights

All indemnity and audit rights shall survive the termination of this Agreement for five (5) years.

26.11	HST

26.11.1	Notwithstanding anything to the contrary, amounts payable pursuant to the Agreement are exclusive of HST or similar tax and each Party shall pay to the other as applicable, in addition to such amounts, HST or similar tax properly exigible on such amounts.

26.11.2	Each Party acknowledges that it is a registrant in accordance with the provisions of the Excise Tax Act (Canada) and will continue to be a registrant throughout the Term.

26.11.3	Each Party shall provide Notice to the other of its HST registration number following execution of this Agreement.

26.12	Counterparts

This Agreement may be executed and delivered by the Parties in one or more counterparts, each of which when so executed and delivered will be an original, and those counterparts will together constitute one and the same instrument.

26.13	Facsimile Signatures

Delivery of this Agreement by facsimile, e-mail or functionally equivalent electronic transmission constitutes valid and effective delivery.

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IN WITNESS WHEREOF the Parties hereto have properly executed this Management, Operating and Maintenance Agreement as of the date first written above.

NOVA SCOTIA POWER INC.

Per:	/s/ Rob Bennett
Name: Rob Bennett
Title: President and CEO

Per:	/s/ Rick Jareya
Name: Rick Jareya
Title: EVP Operations and COO

NEWPAGE PORT HAWKESBURY CORP.

Per:	/s/ Douglas K. Cooper
Douglas K. Cooper
Vice President, General Counsel and Secretary